EXHIBIT 10(q)

$1,000,000,000
REVOLVING CREDIT FACILITY AGREEMENT
Dated as of June 2, 2011
among
WEYERHAEUSER COMPANY, and
WEYERHAEUSER REAL ESTATE COMPANY, as Borrowers,
THE LENDERS, THE SWING LINE BANKS AND INITIAL FRONTING BANKS NAMED HEREIN,
JPMORGAN CHASE BANK, N.A., as Administrative Agent,
CITIBANK, N.A., as Syndication Agent,
PNC BANK, NATIONAL ASSOCIATION,
WELLS FARGO BANK, N.A. AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Documentation Agents,
and
COBANK, ACB, as Co-Documentation Agent

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., PNC BANK, NATIONAL ASSOCIATION, WELLS FARGO SECURITIES, LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. AND COBANK, ACB,
as Lead Arrangers and Joint Book Runners

(2)

(3)

Section 9.03	Binding Effect	73
Section 9.04	Successors and Assigns	73
Section 9.05	Expenses; Indemnity	76
Section 9.06	Right of Setoff	78
Section 9.07	Applicable Law	78
Section 9.08	Waivers; Amendment	78
Section 9.09	Interest Rate Limitation	80
Section 9.10	Entire Agreement	80
Section 9.11	WAIVER OF JURY TRIAL	80
Section 9.12	Severability	80
Section 9.13	Counterparts	81
Section 9.14	Headings	81
Section 9.15	Jurisdiction; Consent to Service of Process	81
Section 9.16	Domicile of Loans	82
Section 9.17	Restricted and Unrestricted Subsidiaries	82
Section 9.18	USA PATRIOT Act	83
Section 9.19	No Fiduciary Duty.	84

EXHIBITS
Exhibit A	Form of Revolving Borrowing Request
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D-1	Form of Certification of Financial Statements for Weyerhaeuser
Exhibit D-2	Form of Certification of Financial Statements for WRECO
Exhibit D-3	Form of Compliance Certificate for Weyerhaeuser
Exhibit D-4	Form of Compliance Certificate for WRECO
Exhibit E	Form of Subordinated Debt
Exhibit F	Form of Promissory Note
Exhibit G	Form of Swing Line Borrowing Request
Exhibit H	Claim Agreement

SCHEDULES
Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries of Weyerhaeuser and WRECO
Schedule 9.01	Notices
Schedule 9.04(f)	Voting Participants

(4)

REVOLVING CREDIT FACILITY AGREEMENT dated as of June 2, 2011 among WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”), WEYERHAEUSER REAL ESTATE COMPANY, a Washington corporation (“WRECO,” together with Weyerhaeuser, the “Borrowers” and each, individually, a “Borrower”), the lenders listed in Schedule 2.01 (together with each assignee that becomes a party hereto pursuant to Section 9.04, a “Lender,” and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan Chase Bank”) and CITIBANK, N.A., a national banking association (“Citibank”), as Initial Fronting Banks (as defined below), JPMORGAN CHASE BANK and CITIBANK, as swing line banks (in such capacities, the “Swing Line Banks”), JPMORGAN CHASE BANK as administrative agent for the Lenders (in such capacity, and its successors in such capacity, the “Administrative Agent”), CITIBANK, as syndication agent (in such capacity, the “Syndication Agent”), PNC BANK, NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as documentation agents (collectively, in such capacities, the “Documentation Agents”), and COBANK, ACB, as co-documentation agent (in such capacity, the “Co-Documentation Agent”).
W I T N E S S E T H:
WHEREAS, Weyerhaeuser has entered into that certain Competitive Advance and Revolving Credit Agreement, dated as of December 19, 2006, as amended by that First Amendment thereto dated as of September 14, 2009 (as amended, the “Existing Revolving Credit Agreement”) with JPMorgan Chase Bank, as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi, Ltd. and Deutsche Bank Securities Inc., as documentation agents, and Morgan Stanley Bank, as co-documentation agent, and the lenders party thereto from time to time.
WHEREAS, Weyerhaeuser has requested that the Lenders enter into this Revolving Credit Facility Agreement (a) to replace the Existing Revolving Credit Agreement, (b) to provide the Borrowers and their Subsidiaries with financing for general corporate purposes and to back-stop commercial paper issuances and (c) to provide for the issuance of Letters of Credit for the account of Weyerhaeuser which are to be utilized for general corporate purposes.
WHEREAS, WRECO will derive a substantial benefit from the credit extended to Weyerhaeuser.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

(5)

“Adjusted Net Worth” shall mean, as of the date of any computation thereof, the aggregate amount of capital stock (less treasury stock), surplus and retained earnings of WRECO and its Restricted Subsidiaries, after deducting (i) goodwill, patents, trade names, trademarks, unamortized debt discount and expense, deferred assets (other than prepaid taxes and insurance), experimental or organizational expense, any reappraisal, revaluation or write-up assets, and such other assets as are properly classified as “intangible assets” of WRECO and its Restricted Subsidiaries in accordance with GAAP, (ii) all minority interests in the capital stock and surplus of the Restricted Subsidiaries of WRECO, (iii) all Investments in Unrestricted Subsidiaries of WRECO, and (iv) all Investments of WRECO and its Restricted Subsidiaries in any joint venture, partnership or similar entity (not including any Investments in any Restricted Subsidiary of WRECO) entered into for the purpose of acquiring, developing, constructing, owning, operating, selling or leasing any Real Estate Assets.
“Administrative Agent Fees” shall have the meaning given such term in Section 2.04(b).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B hereto.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Aggregate Credit Exposure” shall mean the aggregate amounts of the Lenders’ Credit Exposures.
“Agreement” shall mean this Revolving Credit Facility Agreement, together with all amendments, supplements and modifications hereof.
“Applicable Margin” shall have the meaning given such term in Section 2.06(d).
“Applicable Percentage” of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment). In the event the Commitments shall have expired or been terminated, the Applicable Percentage shall be determined on the basis of the Commitments most recently in effect, but giving effect to assignments pursuant to Section 9.04 and to any Lender’s status as a Defaulting Lender at the time of determination.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, which acceptance shall be governed by the terms of Section 9.04, substantially in the form of Exhibit C.

(6)

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) ½ of 1% plus the Federal Funds Rate for such day and (iii) the reserve adjusted Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1%, each as in effect from time to time. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (ii) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the reserve adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate, or the reserve adjusted Eurodollar Rate, respectively.
“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” and “Borrowers” shall have the respective meanings given such terms in the introductory paragraph hereto.
“Borrowing” shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.
“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Base” shall mean, as of the date of any computation thereof, the sum of (i) Adjusted Net Worth plus (ii) the amount of WRECO/Weyerhaeuser Subordinated Debt then outstanding not to exceed Adjusted Net Worth.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

(7)

A “Change in Control” shall be deemed to have occurred with respect to (a) Weyerhaeuser if, (i) any person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Weyerhaeuser, (ii) a majority of the seats (other than vacant seats) on the board of directors of Weyerhaeuser shall at any time have been occupied by persons who were neither (A) nominated by the management of Weyerhaeuser in accordance with its charter and by-laws, nor (B) appointed by directors so nominated, or (iii) any person or group shall otherwise directly or indirectly Control Weyerhaeuser, and (b) WRECO if Weyerhaeuser shall fail to own directly or indirectly, beneficially or of record, shares representing at least 79% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of WRECO.
“Claim Agreement” means the Claim Agreement dated as of June 2, 2011 executed by Weyerhaeuser and WNR in favor of the Administrative Agent for the benefit of the Lenders and attached hereto as Exhibit H.
“Closing Date” shall mean the first date on which the conditions precedent set forth in Section 4.02 shall have been satisfied.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder, if any, to make Revolving Loans, purchase Swing Line Loans and acquire participations in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its commitment, as applicable, as the same may be permanently reduced, increased or terminated from time to time pursuant to Section 2.09, Section 2.18, Article VII or Section 9.04.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Exposure” shall mean, with respect to each Lender, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender to the Borrowers, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.

(8)

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (b) notified a Borrower, the Administrative Agent, the Initial Fronting Bank, the Swing Line Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall  not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Government Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dollars,” “dollars” or “$” shall mean lawful money of the United States of America.
“Environmental Claims” shall mean any and all administrative, regulatory, or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations, or proceedings relating in any way to any Environmental Law (hereinafter

(9)

referred to as “claims”) or any permit issued under any such Environmental Law, including without limitation (a) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety, or the environment.
“Environmental Laws” shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, codes, rules (including rules of common law), judgments, orders, decrees, permits, concessions, grants, franchises, licenses, legally-binding agreements or other governmental restrictions now or hereafter in effect relating to the environment, health, safety, Hazardous Materials (including, without limitation, the manufacture, processing, distribution, use, treatment, storage, Release, and transportation thereof) or to industrial hygiene or the environmental conditions on, under or about real property, including, without limitation, soil, groundwater, and indoor and outdoor ambient air conditions.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Weyerhaeuser or WRECO, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.
“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page or service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m.,

(10)

London time, two Business Days prior to the commencement of such Interest Period.
“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning given such term in Article VII.
“Existing Revolving Credit Agreement” shall have the meaning given such term in the preliminary statements hereto.
“Facility Fees” shall have the meaning given such term in Section 2.04(a).
“FATCA” shall mean Section 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantially comparable), and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fees” shall mean the Facility Fees, the Fronting Fee, the L/C Participation Fee and the Administrative Agent Fees.
“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.
“Fronting Banks” shall mean the Initial Fronting Banks and any other Lender designated by Weyerhaeuser to the extent such Lender (including the Initial Fronting Bank) has expressly agreed to perform all of the obligations that, by the terms of this Agreement, are required to be performed as the Fronting Banks, as such consent by such Lender may be evidenced from time to time by documentation reasonably acceptable to Weyerhaeuser, such Lender and the Administrative Agent.
“Fronting Fee” shall have the meaning given such term in Section 2.04(c).
“GAAP” shall mean accounting principles generally accepted in the United States, applied on a consistent basis.

(11)

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes, substances or contaminants, toxic wastes, substances or contaminants, or any other wastes, substances, contaminants or pollutants prohibited, limited or regulated by any Governmental Authority; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls or radon gas; (c) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (d) any other chemical, material, or substance, exposure to which is prohibited, limited, or regulated by any Governmental Authority.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all

(12)

Capital Lease Obligations of such person, and (i) all obligations of such person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
“Initial Fronting Banks” shall mean JPMorgan Chase Bank and Citibank, in each case, with respect to up to $100,000,000 of L/C Disbursements.
“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the date of conversion of a Borrowing of a different Type to a Eurodollar Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing or conversion thereof, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided further that no Interest Period for any Loan shall extend beyond the Termination Date.
“Investments” shall mean all investments in any Person, computed in accordance with GAAP, made by stock purchase, capital contribution, loan, advance, extension of credit, or creation or assumption of any other contingent liability or Guarantee in respect of any obligation of such Person, or otherwise; provided, however, that in computing any investment in any Person (i) all expenditures for such investment shall be taken into account at the actual amounts thereof in the case of expenditures of cash and at the fair value thereof (as determined in good faith by the Board of Directors of WRECO) or depreciated cost thereof (in accordance with GAAP), whichever is greater, in the case of expenditures of property, (ii) there shall not be included any Real Estate Assets, or any account or note receivable from such other Person arising from transactions in the ordinary course of business, and (iii) a Guarantee or other contingent liability of any kind in respect of any Indebtedness or other obligation of such Person shall be deemed an Investment equal to the amount of such Indebtedness or obligation.
“L/C Disbursement” shall mean a payment or disbursement made by any Fronting Bank pursuant to a Letter of Credit.
“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (assuming compliance at such time with all conditions to drawing) plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been converted to Loans in accordance with Section 2.02(f) or reimbursed by Weyerhaeuser at such time. The L/C Exposure of any Lender at any time shall mean its Applicable Percentage of the aggregate L/C Exposure at such time.

(13)

“L/C Participation Fee” shall have the meaning given such term in Section 2.04(c).
“Lead Arrangers” shall mean, collectively, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., PNC Bank, National Association, Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and CoBank, ACB.
“Lender” and “Lenders” shall have the respective meanings given such terms in the introductory paragraph hereto.
“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.19.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” shall mean a Revolving Loan or a Swing Line Loan.
“Loan Documents” shall mean this Agreement, the OCBM Agreement, the Claim Agreement, any Letter of Credit and any application therefor and any notes issued in accordance with Section 2.05.
“Mandatory Convertible Debt Securities” with respect to Weyerhaeuser, shall mean all obligations of Weyerhaeuser evidenced by bonds, notes, debentures, or other similar instruments, which by their terms convert mandatorily into equity interests of Weyerhaeuser no later than three years from the date of issuance of such bonds, notes, debentures, or other similar instruments; provided that at no time shall the aggregate outstanding principal amount of such obligations included in the definition of “Mandatory Convertible Debt Securities,” prior to their conversion, exceed $1,500,000,000.
“Margin Stock” shall have the meaning given such term under Regulation U.

(14)

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, financial condition, operations or properties of Weyerhaeuser and its Subsidiaries, taken as a whole, (b) a materially adverse effect on the ability of Weyerhaeuser or any of its Subsidiaries to perform its obligations under any Loan Documents to which it is or will be a party, or (c) a materially adverse effect on the rights and remedies available to the Administrative Agent and the Lenders under the Loan Documents.
“Moody’s” shall mean Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, and if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by Weyerhaeuser and the Required Lenders.
“OCBM Agreement” shall mean the Ownership and Capital Base Maintenance Agreement, dated as of June 2, 2011 and entered into by Weyerhaeuser.
“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Participant Register” shall have the meaning given such term in Section 9.04(e).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Person” shall mean any natural person, corporation, business trust, joint venture, joint stock company, trust, unincorporated organization, association, company, partnership or government, or any agency or political subdivision thereof.
“Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA covered by Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), Weyerhaeuser or an ERISA Affiliate.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

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“Rating” shall mean, as of any date, the rating by Moody’s and S&P in effect on such date, of the Senior Unsecured Long-Term Debt of Weyerhaeuser.
“Real Estate Assets” shall mean all assets of WRECO and its Restricted Subsidiaries (determined, unless the context otherwise requires, on a consolidated basis for WRECO and its Restricted Subsidiaries) of the types described below, acquired and held for the purpose of, and arising out of, the development and/or sale or rental thereof in the ordinary course of business: (i) improved and unimproved land, buildings and other structures and improvements and fixtures located thereon, and (ii) contracts, mortgages, notes receivables and other choses in action.
“Register” shall have the meaning given such term in Section 9.04(c).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall mean disposing, discharging, injecting, spilling, leaking, dumping, emitting, escaping, emptying, seeping, placing, and the like, into or upon any land or water or air, or otherwise entering into the environment.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan as to which the 30-day notice requirement has not been waived by statute, regulation or otherwise.
“Required Lenders” shall mean, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.
“Restricted Subsidiary” shall mean, (i) with respect to Weyerhaeuser, each Subsidiary that has not been designated as an Unrestricted Subsidiary on Schedule 3.08 Part I and thereafter not designated by a Financial Officer of Weyerhaeuser as an Unrestricted

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Subsidiary after the Closing Date pursuant to Section 9.17 and (ii) with respect to WRECO, each Subsidiary that has not been designated as an Unrestricted Subsidiary on Schedule 3.08 Part II or thereafter designated by a Financial Officer of WRECO as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17. On the Closing Date, Weyerhaeuser and its subsidiaries shall be deemed Restricted Subsidiaries unless a Financial Officer of Weyerhaeuser shall have designated any of such entities as an Unrestricted Subsidiary on the Closing Date.
“Revolving Borrowing” shall mean a Borrowing consisting of Revolving Loans.
“Revolving Borrowing Request” shall mean a request made pursuant to Section 2.02(e) in the form of Exhibit A.
“Revolving Loan” shall mean a Loan made by the Lenders to a Borrower pursuant to Section 2.01.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a limited liability company organized and existing under the laws of the State of New York, and its successors and assigns, and if such corporation shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by Weyerhaeuser and the Required Lenders.
“SEC” shall mean the Securities and Exchange Commission or any successor.
“Senior Debt” shall mean all Indebtedness of any Person (other than WRECO) which is not expressed to be subordinate and junior in right of payment to any other Indebtedness of such Person, and, with respect to WRECO, shall mean all Indebtedness of WRECO other than Subordinated Debt.
“Senior Unsecured Long-Term Debt” shall mean the unsecured bonds, debentures, notes or other Indebtedness of Weyerhaeuser, designated on its financial statements as senior long-term indebtedness. In the event more than one issue of Senior Unsecured Long Term Debt shall be outstanding at any relevant time and different credit ratings shall have been issued by S&P or Moody’s for such issues, Senior Unsecured Long-Term Debt shall be deemed to refer to the lowest rated issue.
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one, and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be

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available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Debt” shall mean and include (i) Subordinated Promissory Notes of WRECO, in substantially the form annexed as Exhibit E hereto, and (ii) any other Indebtedness of WRECO now or hereafter created, issued or assumed which at all times is evidenced by a written instrument or instruments containing or having applicable thereto subordination provisions substantially the same as those in Exhibit E hereto, providing for the subordination of such Indebtedness to such other Indebtedness of WRECO as shall be specified or characterized in such subordination provisions.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power to elect a majority of the board of directors or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of Weyerhaeuser or WRECO.
“Swing Line Banks” shall have the meaning given such term in the introductory paragraph hereto.
“Swing Line Borrowing” shall mean a Borrowing consisting of Swing Line Loans.

“Swing Line Borrowing Request” shall mean a request made pursuant to Section 2.20(b) in the form of Exhibit G.

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time made by the Swing Line Banks. The Swing Line Exposure of any Lender at any time shall mean its Applicable Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Loan” shall mean a Loan made by (i) the Swing Line Banks pursuant to Section 2.20(a), or (ii) any Lender pursuant to Section 2.20(c).

“Termination Date” shall mean June 2, 2015.
“Timberlands” shall mean, at any date of determination, all real property owned by or leased to Weyerhaeuser that is primarily used for timber production.

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“Total Adjusted Shareholders’ Interest” shall mean, at any time, the amount of the preferred, preference and common shares accounts plus (or minus in the case of a deficit) the amount of other capital and retained earnings, in accordance with GAAP, of Weyerhaeuser and its consolidated Subsidiaries, less treasury common shares and the aggregate net book value (after deducting any reserves applicable thereto) of all items of the following character which are included in the consolidated assets of Weyerhaeuser and its consolidated Subsidiaries:
(a)    investments in Unrestricted Subsidiaries; and
(b)    without duplication, investments by Weyerhaeuser and its consolidated Subsidiaries in WRECO and its consolidated Subsidiaries.
No effect shall be given for any increases or decreases attributable to cumulative other comprehensive income resulting from the application of Accounting Standards Codification Topic 715.
“Total Commitment” shall mean at any time the aggregate amount of the Commitments as in effect at such time, and on the date hereof shall mean $1,000,000,000.
“Total Funded Indebtedness” with respect to Weyerhaeuser shall mean, at any time, the aggregate principal amount of all Indebtedness (other than Guarantees by such Person of Indebtedness of others) for borrowed money or for the deferred purchase price of property and Capital Lease Obligations of Weyerhaeuser and its consolidated Subsidiaries, excluding (a) the Indebtedness of Unrestricted Subsidiaries, (b) without duplication, the Indebtedness of WRECO and its consolidated Subsidiaries, and (c) 80% of the aggregate principal amount of the Mandatory Convertible Debt Securities outstanding at such time.
“Transactions” shall have the meaning given such term in Section 3.02.
“Transferee” shall have the meaning given such term in Section 2.17.
“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurodollar Rate and the Base Rate applicable to any Loan.
“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Accounting Standards Codification Topic 715 or Accounting Standards Codification Topic 960, as applicable, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 430 of the Code or Section 431 of the Code, as applicable.

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“Unrestricted Subsidiary” shall mean, (i) with respect to Weyerhaeuser, each Subsidiary that has been designated as an Unrestricted Subsidiary on Schedule 3.08 Part I and any Subsidiary which has been designated by a Financial Officer of Weyerhaeuser as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17, and (ii) with respect to WRECO, each Subsidiary that has been designated as an Unrestricted Subsidiary on Schedule 3.08 Part II and any Subsidiary which has been designated by a Financial Officer of WRECO as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17.
“Voting Participant” shall have the meaning given such term in Section 9.04(f).
“Voting Participant Notification” shall have the meaning given such term in Section 9.04(f).
“Weyerhaeuser” shall have the meaning given such term in the introductory paragraph hereto.
“Withholding Agent” shall mean the Borrowers and the Administrative Agent.
“WNR” shall mean Weyerhaeuser NR Company.
“WRECO” shall have the meaning given such term in the introductory paragraph hereto.
“WRECO/Weyerhaeuser Subordinated Debt” shall mean the Subordinated Promissory Notes issued by WRECO to Weyerhaeuser described in clause (i) of the definition of “Subordinated Debt” and in substantially the form annexed as Exhibit E hereto.
Section 1.02      Terms Generally.
(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

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(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
Section 1.03      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification Topic 825 (or any other Accounting Standards Codification Topic having a similar effect) to value any Indebtedness or other liabilities of any Borrower at “fair value”, as defined therein), as in effect from time to time; provided that, if either Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies either Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II

THE CREDITS
Section 2.01      Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to each Borrower requesting a Borrowing, at any time and from time to time on and after the date hereof and until the earlier of the Termination Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender’s Commitment at such time, subject, however, to the conditions that:
(a)    at no time shall the outstanding aggregate principal amount of all Loans made by all Lenders and the Swing Line Banks plus the aggregate L/C Exposure of such Lenders at such time exceed the Total Commitment;
(b)    at no time shall the outstanding aggregate principal amount of all Loans made by all Lenders to WRECO exceed $50,000,000; and

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(c)    at all times the outstanding aggregate principal amount of all Revolving Loans made by each Lender shall equal the product of (i) the Applicable Percentage of such Lender times (ii) the outstanding aggregate principal amount of all Revolving Loans made pursuant to Section 2.02.
Each Lender’s Commitment is set forth opposite its name in Schedule 2.01, or in the case of each assignee that becomes a party hereto pursuant to Section 9.04 or any subsequent assignments pursuant to Section 9.04, on the Register maintained by the Administrative Agent pursuant to Section 9.04(c).
Within the foregoing limits, each Borrower may borrow, pay or prepay and reborrow hereunder, on and after the Closing Date and prior to the Termination Date, subject to the terms, conditions and limitations set forth herein, on a several and not joint basis.
Section 2.02      Loans. (a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in and of itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). The Loans (other than Swing Line Loans) comprising any Revolving Borrowing (other than a Swing Line Borrowing) shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).
(b)    Each Revolving Borrowing shall be comprised entirely of Eurodollar Loans or Base Rate Loans, as the applicable Borrower may request pursuant to paragraph (e) hereof. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) entitle such Lender to any amounts pursuant to Sections 2.11 or 2.12 to which amounts such Lender would not be entitled if such Lender had made such Loan itself through its domestic branch. Borrowings of more than one Type may be outstanding at the same time; provided, however, that neither Borrower shall be entitled to request any Revolving Borrowing which, if made, would result in an aggregate of more than twenty (20) separate Revolving Loans from any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Revolving Loans (other than Revolving Loans which are Base Rate Loans) having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Revolving Loans.
(c)    Each Lender shall make each Loan (other than a Swing Line Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon (or in the case of Base Rate Loans, 2:00 p.m.), New York City time, and the Administrative Agent shall by 3:00

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p.m., New York City time, credit the amounts so received to the general deposit account of the applicable Borrower maintained with the Administrative Agent or, if a Borrowing (other than a Swing Line Borrowing) shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Revolving Loans shall be made by the Lenders pro rata in accordance with Section 2.14. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, at a rate equal to the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Revolving Borrowing for purposes of this Agreement.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Revolving Borrowing with an Interest Period ending after the Termination Date.
(e)    In order to request a Revolving Borrowing, the Borrower requesting such Borrowing shall hand deliver or telecopy to the Administrative Agent a Revolving Borrowing Request in the form of Exhibit A (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed borrowing and (b) in the case of a Base Rate Borrowing, not later than 12:00 noon, New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case specify (i) whether the Revolving Borrowing then being requested is to be a Eurodollar Borrowing or a Base Rate Borrowing; (ii) the date of such Revolving Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Revolving Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Revolving Borrowing is specified in any such notice, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.02(e) and of each Lender’s portion of the requested Borrowing.

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(f)    If a Fronting Bank shall not have received the payment required to be made by Weyerhaeuser pursuant to Section 2.19(e) within the time specified in such Section, such Fronting Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Applicable Percentage thereof. Not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, New York City time, on any day, no later than 10:00 a.m., New York City time, on the immediately following Business Day), each Lender will make available the amount of its Applicable Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure) in immediately available funds, to the Administrative Agent in New York, New York, and the Administrative Agent will promptly pay to the applicable Fronting Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Fronting Bank any amounts received by it from Weyerhaeuser pursuant to Section 2.19(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f), and any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Fronting Bank, as their interests may appear. If any Lender shall not have made its Applicable Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Fronting Bank at, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.
Section 2.03      Conversion and Continuation of Loans. (a) Each Borrower shall, with respect to its respective Revolving Borrowings, have the right at any time, upon prior irrevocable written notice to the Administrative Agent given in the manner and at the times specified in Section 2.02(e) with respect to the Type of Revolving Borrowing into which conversion or continuation is to be made, to convert any of its Revolving Borrowings into a Revolving Borrowing of a different Type and to continue any of its Eurodollar Revolving Borrowings into a subsequent Interest Period of any permissible duration, subject to the terms and conditions of this Agreement and to the following:
(i)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of Revolving Loans comprising the converted or continued Revolving Borrowing;
(ii)    if less than all the outstanding principal amount of any Revolving Borrowing shall be converted or continued, the aggregate principal amount of such Revolving Borrowing converted and/or continued shall in each case not be less than the minimum amount set forth in Section 2.02;
(iii)    if a Eurodollar Borrowing is converted at any time other than on the last day of the Interest Period applicable thereto, the applicable Borrower shall pay any

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amount due pursuant to Section 2.13;
(iv)    if such Revolving Borrowing is to be converted into a Eurodollar Borrowing or if a Eurodollar Borrowing is to be continued, no Interest Period selected shall extend beyond the Termination Date; and
(v)    interest accrued to the day immediately preceding each date of conversion or continuation shall be payable on each Revolving Borrowing (or part thereof) that is converted or continued concurrently with such conversion or continuation.
(b)    Each notice given pursuant to Section 2.03(a) shall be irrevocable and shall refer to this Agreement and specify (i) the identity and the amount of the Revolving Borrowing that the applicable Borrower requests to be converted or continued; (ii) whether such Borrowing (or any part thereof) is to be converted or continued as a Base Rate Borrowing or a Eurodollar Borrowing; (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day); and (iv) if such Borrowing (or any part thereof) is to be converted into or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing. The Administrative Agent shall advise the Lenders of any notice given pursuant to Section 2.03(a) and of each Lender’s portion of any converted or continued Revolving Borrowing.
(c)    If the applicable Borrower shall not have given notice in accordance with this Section 2.03 to continue any Eurodollar Revolving Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.03 to convert such Eurodollar Borrowing), such Borrowing shall automatically be converted into a Base Rate Borrowing. In the event of the occurrence and continuation of a Default or an Event of Default (i) all Eurodollar Revolving Borrowings of each Borrower shall be converted into Base Rate Borrowings on the last day of the Interest Period then in effect, and (ii) no Base Rate Borrowing may be converted into a Borrowing of another Type so long as a Default or Event of Default continues to exist.
Section 2.04      Fees. (a) The Borrowers jointly and severally agree to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (each, a “Facility Fee,” and collectively, the “Facility Fees”), calculated as specified below, on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Termination Date applicable to such Lender or any date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of a year of 365 or 366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Facility Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of the

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Termination Date applicable to such Lender and the termination of the Commitment of such Lender as provided herein, provided that, to the extent that any Lender has any Credit Exposure which remains outstanding after the Termination Date, the Facility Fee due to such Lender shall continue to accrue on such Credit Exposure and shall be payable upon demand.
The Facility Fee for each Lender shall be calculated as a per annum rate in an amount equal to the product of such Lender’s Commitment hereunder and the applicable percentage specified in the table below, to be determined based upon the Ratings received from S&P and Moody’s by Weyerhaeuser:

S&P: Moody’s:	Level 1 BBB+ Baa1 or better	Level 2 BBB Baa2	Level 3 BBB- Baa3	Level 4 BB+ Ba1	Level 5 BB Ba2 or lower
Facility Fee	0.20%	0.25%	0.30%	0.35%	0.45%
The Facility Fees shall change effective as of the date on which the applicable rating agency announces any change in its Ratings. In the event either S&P or Moody’s shall withdraw or suspend its Ratings, the remaining Rating announced by either S&P or Moody’s, as the case may be, shall apply. In the event neither agency shall provide a Rating, the Facility Fees shall be based on the lowest rating provided above. If the Ratings by S&P and Moody’s are split so that two consecutive Levels (as defined in the table above) apply, the higher of those Ratings shall determine the applicable percentage to calculate the Facility Fee. If the Ratings by S&P and Moody’s are split so that the applicable Levels in the table above are separated by only one intermediate Level, then such intermediate Level shall determine the applicable percentage to calculate the Facility Fee. If the Ratings by S&P and Moody’s are split so that the applicable Levels in the table above are separated by two intermediate Levels, then the intermediate Level representing one Level lower than the highest Rating shall determine the applicable percentage to calculate the Facility Fee. The Facility Fees shall be calculated by the Administrative Agent, which calculation absent manifest error shall be final and binding on all parties.
(b)    Weyerhaeuser agrees to pay the Administrative Agent, for its own account, the administration fees (the “Administrative Agent Fees”) at the times and in the amounts agreed upon in the letter agreement dated as of November 8, 2006, among Weyerhaeuser, WRECO, J.P. Morgan Securities Inc. and the Administrative Agent.
(c)    Weyerhaeuser agrees to pay (i) to the Administrative Agent for pro rata distribution to each Lender (an “L/C Participation Fee”), for the period from the Closing Date until the later of the Termination Date and the date on which there ceases to be any L/C Exposure outstanding (or such earlier date as all Letters of Credit shall be canceled or expire and the Total Commitment shall be terminated), on that portion of the average daily L/C Exposure attributable to Letters of Credit issued for the account of Weyerhaeuser (excluding the portion thereof attributable to unreimbursed L/C Disbursements), at the rate per annum equal to the Applicable Margin for Eurodollar Loans from time to time in effect for the Borrower and (ii) to each

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Fronting Bank for its own account a fronting fee (a “Fronting Fee”), which shall accrue at such rate as is mutually agreed between the applicable Fronting Bank and Weyerhaeuser on the average daily amount of the L/C Exposure attributable to Letters of Credit issued by such Fronting Bank for the account of Weyerhaeuser (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any L/C Exposure attributable to Letters of Credit issued by such Fronting Bank for the account of Weyerhaeuser, as well as such Fronting Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. L/C Participation Fees and Fronting Fees accrued under this paragraph are payable quarterly in arrears on the last day of each calendar quarter and on the date on which the Total Commitment shall be terminated as provided herein. All L/C Participation Fees and Fronting Fees payable under this paragraph shall be computed on the basis of the number of days actually elapsed over a year of 365 or 366 days.
(d)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for prompt distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.05      Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of (i) each Revolving Loan shall be payable on the Termination Date and (ii) each Swing Line Loan shall be payable on the earlier of the maturity date specified in the applicable Swing Line Borrowing Request (which maturity shall not be later than the seventh day after the requested date of such Borrowing) and the Termination Date. Each Loan shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.06.
(b)    Each Lender shall, and is hereby authorized by the Borrowers to, maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay its Loans in accordance with the terms of this Agreement.

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(e)    Any Lender may request that Revolving Loans made by it be evidenced by a promissory note, substantially in the form of Exhibit F attached hereto. In such event, the applicable Borrower shall promptly, and in no event more than 10 Business Days after a request therefor, prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.06      Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising Eurodollar Revolving Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, determined pursuant to paragraph (d) below.
(b)    Subject to the provisions of Section 2.07 the Loans comprising each Base Rate Borrowing (based on the Prime Rate) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.
(c)    Interest on each Eurodollar Loan shall, except as otherwise provided in this Agreement, be payable on the last day of the Interest Period applicable thereto and, in case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an interest payment date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan, and on the Termination Date or any earlier date on which this Agreement is, pursuant to its terms and conditions, terminated. Interest on each Base Rate Loan shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, except as otherwise provided in this Agreement and on the Termination Date or any earlier date on which this Agreement is, pursuant to its terms and conditions, terminated. The applicable Eurodollar Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
(d)    As used herein, “Applicable Margin” shall mean the applicable percentage per annum specified in the table below, to be determined based upon the Ratings received by Weyerhaeuser from S&P and Moody’s. The applicable percentage referred to in the immediately preceding sentence shall be determined based upon the Ratings, as follows:

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S&P: Moody’s:	Level 1 BBB+ Baa1 or better	Level 2 BBB Baa2	Level 3 BBB- Baa3	Level 4 BB+ Ba1	Level 5 BB Ba2 or lower
Eurodollar Loan:	1.30%	1.50%	1.70%	1.90%	2.30%
Base Rate Loan:	0.30%	0.50%	0.70%	0.90%	1.30%
The Applicable Margin shall change effective as of the date on which the applicable rating agency announces any change in its Ratings. In the event either S&P or Moody’s shall withdraw or suspend its Ratings, the remaining Rating announced by either S&P or Moody’s, as the case may be, shall apply. In the event neither agency shall provide a Rating, the Applicable Margin shall be based on the lowest rating provided above. If the Ratings by S&P and Moody’s are split so that two consecutive Levels (as defined in the table above) apply, the higher of those Ratings shall determine the Applicable Margin. If the Ratings by S&P and Moody’s are split so that the applicable Levels in the table above are separated by only one intermediate Level, then such intermediate Level shall determine the Applicable Margin. If the Ratings by S&P and Moody’s are split so that the applicable Levels in the table above are separated by two intermediate Levels, then the intermediate Level representing one Level lower than the highest Rating shall determine the Applicable Margin. The Applicable Margin shall be calculated by the Administrative Agent, which calculation absent manifest error shall be final and binding on all parties.
Section 2.07      Default Interest. If a Borrower shall default in the payment of the principal of or interest on any of its Loans or any other amount (including Fees) becoming due hereunder (other than any L/C Disbursement that has been made by a Fronting Bank and not yet due pursuant to the terms of Section 2.19(e)), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time by the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount (including accrued and unpaid interest) up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of any other amount (including Fees), the rate applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (x) and (y) above, from the date of such non‑payment until such amount is paid in full (after as well as before judgment).
Section 2.08      Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined in good faith that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or

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maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrowers for a Eurodollar Revolving Borrowing pursuant to Section 2.02 shall be deemed to be a request for a Base Rate Borrowing and (ii) any request by the Borrowers for a conversion to, or a continuation of, a Eurodollar Revolving Borrowing pursuant to Section 2.03 shall be deemed to be a request for, respectively, a continuation as, or a conversion to, a Base Rate Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
Section 2.09      Termination and Reduction of Commitments. (a) The unused Commitments of each Lender shall be automatically terminated on the Termination Date.
(b)    Subject to Section 2.10(b), upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the sum of the aggregate outstanding principal amount of Loans and the aggregate L/C Exposure.
(c)    Subject to Section 2.18, each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.
Section 2.10      Prepayment. (a) Voluntary Prepayments. Each of the Borrowers shall have the right at any time and from time to time to prepay any of its respective Revolving Borrowings, in whole or in part, upon giving written notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent: (i) before 12:00 noon, New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans and (ii) before 12:00 noon, New York City time, one Business Day prior to prepayment, in the case of Base Rate Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.
(b)    Mandatory Prepayments. On the date of any termination or reduction of the Commitments pursuant to Section 2.09, the Borrowers shall pay or prepay so much of their respective Borrowings as shall be necessary in order that the aggregate principal amount of Loans outstanding plus the aggregate L/C Exposure does not exceed the Total Commitment, after giving effect to such termination or reduction.

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(c)    Each notice of prepayment under paragraph (a) above shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.10 shall be subject to Section 2.13 but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
Section 2.11      Reserve Requirements; Change in Circumstances. (a) It is understood that the cost to each Lender (including the Administrative Agent, any Swing Line Bank and any Fronting Bank) of making or maintaining any of the Eurodollar Loans, Base Rate Loans (to the extent that the rate is determined pursuant to clause (iii) of the definition thereof) or Letters of Credit may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D. Each Borrower agrees to pay to each of such Lenders from time to time, as provided in paragraph (d) below, such amounts as shall be necessary to compensate such Lender for the portion of the cost of making or maintaining Eurodollar Loans and Base Rate Loans to such Borrower (or issuing Letters of Credit for the account of Weyerhaeuser) resulting from any such reserve requirements provided for in Regulation D as in effect on the date thereof, it being understood that the rates of interest applicable to Eurodollar Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Lenders in connection with such reserve requirements. It is agreed that for purposes of this paragraph (a) the Eurodollar Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D without the benefit of or credit for proration, exemptions or offsets which might otherwise be available to the Lenders from time to time under Regulation D.
(b)    Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (x) subject any Lender (including the Administrative Agent, any Swing Line Bank and any Fronting Bank) to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender (including the Administrative Agent, any Swing Line Bank and any Fronting Bank) in respect thereof (other than (A) taxes imposed on or with respect to any payment made by the Borrowers under any Loan Document, including Taxes covered by Section 2.17, and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar taxes)), or (y) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan made by such Lender or any Letter of Credit issued by any Fronting Bank hereunder, and the result of any of the foregoing in clause (x) or (y) shall be to increase the cost to such Lender, the Administrative Agent, Swing Line Bank or Fronting Bank of making or maintaining any Eurodollar Loan (or issuing any Letter of Credit) or to reduce the amount of any sum received or receivable by such

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Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the applicable Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.
(c)    If after the date hereof any Lender (including the Administrative Agent, the Swing Line Banks and any Fronting Bank) shall have determined that the adoption after the date hereof of any other generally applicable law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation, applicability or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto (or the Letters of Credit issued hereunder) to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(d)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.
(e)    A certificate of a Lender (including the Administrative Agent, the Swing Line Banks and any Fronting Bank) setting forth a reasonably detailed explanation of such amount or amounts as shall be necessary to compensate such Lender (or participating banks or other entities pursuant to Section 9.04) as specified in paragraph (a), (b) or (c) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.
(f)    Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period; provided that the Borrowers shall not be required to

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compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of such increased costs or reductions in accordance with paragraph (d) above and of such Lender’s intention to claim compensation thereof; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(g)    Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation in any given case).
Section 2.12      Change in Legality. (a) Notwithstanding any other provision herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender (including the Administrative Agent, any Swing Line Bank and any Fronting Bank) to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent, such Lender may:
(i)    declare that Eurodollar Loans will not thereafter be made by such Lender hereunder and any request by either Borrower for a Eurodollar Revolving Borrowing or a conversion to or continuation of a Eurodollar Revolving Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and
(ii)    require that all outstanding Eurodollar Revolving Loans made by it be converted into Base Rate Loans, in which event all such Eurodollar Revolving Loans shall be automatically converted into Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Revolving Loans that would have been made by such Lender or the converted Eurodollar Revolving Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Revolving Loans.
(b)    For purposes of this Section 2.12, a notice to a Borrower by any Lender shall be effective as to each Eurodollar Revolving Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Revolving Loan; in all other cases such notice shall be effective on the date of receipt by such Borrower.

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Section 2.13      Indemnity. Each Borrower shall indemnify each Lender against any loss or expense which such Lender sustains or incurs as a consequence of (a) any failure by such Borrower to fulfill on the date of any borrowing or any issuance of Letters of Credit hereunder the applicable conditions set forth in Article IV, (b) any failure by such Borrower to borrow or continue any Loan hereunder or to proceed with the issuance of a Letter of Credit hereunder after irrevocable notice of such borrowing, continuation or issuance has been given pursuant to Section 2.02, 2.03, 2.19, 2.20 or 2.21, as applicable, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made to or by such Borrower on a date other than the last day of the Interest Period applicable thereto; provided that such Borrower shall not be required to indemnify a Lender pursuant to this clause (c) for any loss or expense to the extent any such loss or expense shall have been incurred pursuant to (i) Section 2.12 or (ii) Section 2.10(a) more than six months prior to the date that the applicable Lender shall have notified such Borrower of its intention to claim compensation therefor, (d) any default in payment or prepayment of the principal amount of any Loan to such Borrower or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based, in the case of a Eurodollar Loan, on the Eurodollar Rate) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth a reasonably detailed explanation of any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error.
Section 2.14      Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Commitments and each conversion of any Borrowing to a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
Section 2.15      Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or

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interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans (other than pursuant to Sections 2.09, 2.11 and 2.12) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.
Section 2.16      Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts payable with respect to the Letters of Credit or otherwise) hereunder and under any other Loan Document without setoff, counterclaim or deduction of any kind not later than 12:00 (noon), New York City time, on the date when due in dollars to the Administrative Agent at its offices at 383 Madison Ave, New York, New York, in immediately available funds.
(b)    Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts payable with respect to the Letters of Credit or otherwise) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
Section 2.17      Taxes. (a) Any and all payments made by or on behalf of any Borrower under this Agreement or any other Loan Document shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any income, franchise, branch profits or similar tax imposed on or measured by the net income or net profits of the Administrative Agent, the Swing Line Banks, any Fronting Bank or any Lender (or any transferee or assignee that acquires a Loan (any such entity a “Transferee”)) by the United States or any jurisdiction under the laws of which it is organized or doing business

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or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Withholding Agent shall be required by law to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable hereunder to the Lenders (or any Transferee), the Swing Line Banks, any Fronting Bank or the Administrative Agent, as determined in good faith by the applicable Withholding Agent, (i) the sum payable by the applicable Borrower shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender (or Transferee), the Swing Line Banks, any Fronting Bank or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. For purposes hereof, Taxes shall not include taxes withheld pursuant to FATCA as in effect on the date the Lender (or Transferee), Swing Line Bank or Fronting Bank becomes a party to this Agreement or designates a new lending office, except to the extent such Lender (or Transferee), such Swing Line Bank or such Fronting Bank (or its assignors (if any)) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrowers with respect to such taxes pursuant to this paragraph.
(b)    In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by such Borrower hereunder or under any other Loan Document or from the execution, delivery or registration of or performance under this Agreement or any other Loan Document, or otherwise with respect to such Borrower’s role in this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto (hereinafter referred to as “Other Taxes”).
(c)    Each Borrower will indemnify each Lender (or Transferee), each Swing Line Bank, each Fronting Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by such Borrower under this Section 2.17) paid by such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the Swing Line Banks, any Fronting Bank or the Administrative Agent, as the case may be, makes written demand therefor. If any Lender (or Transferee), any Fronting Bank or the Administrative Agent becomes entitled to a refund of Taxes or Other Taxes for which such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent has received payment from a Borrower hereunder, such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or Administrative Agent, as the case may be, shall, at the expense of such Borrower, use its reasonable efforts (consistent with internal policy, and legal and regulatory restrictions) to obtain such refund. If a Lender (or Transferee), the Swing Line Banks, a Fronting Bank or the Administrative Agent receives a refund or is

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entitled to claim a tax credit in respect of any Taxes or Other Taxes for which such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent has received payment from a Borrower hereunder it shall promptly notify such Borrower of such refund or credit and shall, within 30 days after receipt of a request by such Borrower (or promptly upon receipt, if such Borrower has requested application for such refund or credit pursuant hereto), repay such refund or amount of credit to such Borrower, net of all out-of-pocket expenses of such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent, as applicable, and without interest; provided that each Borrower, upon the request of such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent, agrees to return such refund or amount of credit (plus penalties, interest or other charges) to such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent in the event such Lender (or Transferee), such Swing Line Bank, such Fronting Bank or the Administrative Agent is required to repay such refund or such credit is denied or subsequently determined to be unavailable.
(d)    Each Lender (or Transferee), Swing Line Bank or Fronting Bank shall indemnify the Administrative Agent and the Borrowers for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority (except, in the case of the Borrowers, Taxes or Other Taxes) that are attributable to such Lender (or Transferee), Swing Line Bank or Fronting Bank, as applicable, and that are payable or paid by the Administrative Agent or the Borrowers, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent or the Borrowers in good faith. A certificate as to the amount of such payment or liability delivered to any Lender (or Transferee), Swing Line Bank or Fronting Bank by the Administrative Agent or the Borrowers shall be conclusive absent manifest error.
(e)    Within 30 days after the date of any payment of Taxes or Other Taxes withheld by either Borrower in respect of any payment to any Lender (or Transferee), the Swing Line Banks, any Fronting Bank or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof to the proper Governmental Authority.
(f)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the principal of and interest on all Loans made hereunder.
(g)    Each Lender (or Transferee), each Swing Line Bank or each Fronting Bank shall, on or prior to the date of its execution and delivery of this Agreement or, in the case of a Transferee, on the date on which it becomes a Lender and in the case of any Lender, any Swing Line Bank or any Fronting Bank, on or prior to the date such Lender, such Swing Line Bank or such Fronting Bank changes its funding office, and from time to time thereafter as requested in writing by either Borrower or the Administrative Agent, deliver to the Borrowers and the Administrative Agent such certificates, documents or other evidence, as required by the Code or

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Treasury Regulations issued pursuant thereto, including (x) Internal Revenue Service Form W-9 if such Lender (or Transferee), such Swing Line Bank or such Fronting Bank is a “United States Person” as defined in Section 7701(a)(30) of the Code, or (y) if such Lender (or Transferee), such Swing Line Bank or such Fronting Bank is a not a “United States Person” as defined in Section 7701(a)(30) of the Code, Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying Internal Revenue Service Forms) and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-4(a) or 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender (or Transferee), such Swing Line Bank or such Fronting Bank establishing that any payment under the Loan Documents is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) or such Fronting Bank of a trade or business in the United States, or (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 871(h) or Section 881(c) of the Code (and, if such Lender (or Transferee), such Swing Line Bank or such Fronting Bank delivers a Form W-8BEN claiming the benefits of exemption from United States withholding tax under Section 871(h) or Section 881(c), a certificate representing that such Lender (or Transferee), such Swing Line Bank or such Fronting Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of either Borrower and is not a controlled foreign corporation related to either Borrower (within the meaning of Section 864(d)(4) of the Code). In addition, each Lender (or Transferee), each Swing Line Bank and each Fronting Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee), such Swing Line Bank or such Fronting Bank. Each Lender (or Transferee), each Swing Line Bank and each Fronting Bank shall promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender (or Transferee), a Swing Line Bank or a Fronting Bank shall not be required to deliver any form pursuant to this Section that such Lender (or Transferee), such Swing Line Bank or such Fronting Bank is not legally able to deliver. Unless the Borrowers and the Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, each applicable Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender (or Transferee), any Swing Line Bank or any Fronting Bank organized under the laws of a jurisdiction outside the United States. If a Lender (or Transferee), a Swing Line Bank or a Fronting Bank is unable to deliver one of these forms or if the forms provided by a Lender (or Transferee), a Swing Line Bank or a Fronting Bank, at the time such Lender (or Transferee), such Swing Line Bank or such Fronting Bank, first becomes a party to this Agreement or at the time a Lender (or Transferee), a Swing Line Bank or a Fronting Bank, changes its funding office (other than at the request of a Borrower) indicate a United States withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender (or Transferee), such Swing Line Bank or such Fronting Bank, provides the appropriate forms certifying that a lesser rate applies,

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whereupon United States withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that if at the effective date of a transfer pursuant to which a Lender (or Transferee), a Swing Line Bank or a Fronting Bank becomes a party to this Agreement, the Lender’s (or Transferee’s), the Swing Line Banks’ or the Fronting Banks’ assignor was entitled to payments under Section 2.17(a) in respect of United States withholding taxes at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such United States withholding taxes, if any, applicable with respect to such assignee on such date.
(h)    The Borrowers shall not be required to pay any additional amounts to any Lender (or Transferee), the Swing Line Banks or any Fronting Bank in respect of United States withholding tax pursuant to this Section 2.17 for any period in respect of which the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee), such Swing Line Bank or such Fronting Bank, to comply with the provisions of paragraph (g) above unless such failure results from (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Closing Date (or, if later, after the date on which such Lender, such Swing Line Bank or such Fronting Bank becomes a party to this Agreement) (and, in the case of a Transferee, after the date of assignment or transfer).
(i)    Any Lender (or Transferee), any Swing Line Bank or any Fronting Bank claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with internal policy, and legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the reasonable determination of such Lender (or Transferee), such Swing Line Bank or such Fronting Bank be materially disadvantageous to such Lender (or Transferee), such Swing Line Bank or such Fronting Bank or require the disclosure of information that such Lender (or Transferee), such Swing Line Bank or such Fronting Bank reasonably considers to be confidential.
(j)    If a payment made to a Lender (or Transferee), Swing Line Bank or Fronting Bank under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee), Swing Line Bank or Fronting Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender (or Transferee), Swing Line Bank or Fronting Bank (as the case may be) shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender (or Transferee), Swing Line

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Bank or Fronting Bank (as the case may be) has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 2.18      Mitigation Obligations; Replacement of Lenders. (a) If any Lender (including the Administrative Agent, any Swing Line Bank or any Fronting Bank) requests compensation under Section 2.11, or if it becomes unlawful for any Lender (including the Administrative Agent, any Swing Line Bank or any Fronting Bank) to make or maintain Eurodollar Loans under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender, the Administrative Agent, any Swing Line Bank, any Fronting Bank or any Governmental Authority for the account of any Lender, the Administrative Agent or any Fronting Bank pursuant to Section 2.17, then such Lender, the Administrative Agent, such Swing Line Bank or such Fronting Bank shall, at the request of such Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans or for the issuance of Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, the Administrative Agent, such Swing Line Bank or such Fronting Bank, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.17 or no longer make it unlawful for such Lender, the Administrative Agent, such Swing Line Bank or such Fronting Bank, to make or maintain Eurodollar Loans under Section 2.12, as the case may be, in the future and (ii) would not subject such Lender, the Administrative Agent, such Swing Line Bank or such Fronting Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, the Administrative Agent, such Swing Line Bank or such Fronting Bank, as the case may be. The Borrowers hereby agree, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender, the Administrative Agent, the Swing Line Banks or any Fronting Bank in connection with any such designation or assignment.
(b)    If any Lender or any Fronting Bank requests compensation under Section 2.11, or if it becomes unlawful for any Lender, any Swing Line Bank or any Fronting Bank to make or maintain Eurodollar Loans under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender, any Swing Line Bank any Fronting Bank or any Governmental Authority for the account of any Lender, any Swing Line Bank or any Fronting Bank pursuant to Section 2.17, or if any Lender, any Swing Line Bank or any Fronting Bank becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender, such Swing Line Bank or such Fronting Bank and the Administrative Agent, (i) require such Lender, such Swing Line Bank or such Fronting Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (y) such assigning Lender, Swing Line Bank or Fronting Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the

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Borrowers (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments or (ii) terminate the Commitment of such Lender upon notice given to such Lender within 45 days of receipt of the notice given by the Lender; provided that such notice shall be accompanied by prepayment in full of all Loans from such Lender, including accrued interest thereon and any breakage costs, accrued fees and all other amounts payable to such Lender, without extension, conversion or continuation. A Lender, a Swing Line Bank or a Fronting Bank shall not be required to make any such assignment and delegation under clause (i) above or terminate its Commitment under clause (ii) above if, prior thereto, as a result of a waiver by such Lender, such Swing Line Bank or such Fronting Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation or termination of Commitment cease to apply.
Section 2.19      Letters of Credit.(a) General. Weyerhaeuser may from time to time request the issuance of Letters of Credit for its own account (for obligations of Weyerhaeuser or any of its Subsidiaries), denominated in dollars, in form reasonably acceptable to the Administrative Agent and the applicable Fronting Bank, at any time and from time to time until the earlier of (i) the date that is five Business Days prior to the Termination Date and (ii) the termination of the Commitments hereunder. This Section shall not be construed to impose an obligation upon any Fronting Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), Weyerhaeuser shall hand deliver or telecopy to the applicable Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit Weyerhaeuser shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, the Aggregate Credit Exposure shall not exceed the Total Commitment. The Administrative Agent shall, from time to time at the request of any Lender and in any case once during each fiscal quarter of Weyerhaeuser and based on the information provided to it by the Fronting Banks, provide the Lenders with the amount of the L/C Exposure. Each of the Fronting Banks hereby agrees to provide the Administrative Agent on demand with all the information necessary in the computation thereof.
(c)    Expiration Date. Each Letter of Credit shall expire no later than the earlier of (i) one year from the date of its issuance and (ii) the date that is five Business Days prior to the Termination Date.

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(d)    Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Fronting Bank or the Lenders, each Fronting Bank hereby grants to each Lender, and each such Lender hereby acquires from such Fronting Bank, a participation in each Letter of Credit issued by such Fronting Bank equal to such Lender’s Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing and for so long as any Letters of Credit shall remain outstanding hereunder, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Fronting Bank, such Lender’s proportionate share of each L/C Disbursement made by such Fronting Bank and not reimbursed by Weyerhaeuser forthwith on the date due as provided in Section 2.19(e). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If a Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit, Weyerhaeuser shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than the Business Day after Weyerhaeuser shall have received notice from such Fronting Bank that payment of such draft has been made. Upon receipt thereof, the Administrative Agent shall promptly distribute such reimbursement payment to such Fronting Bank and to the extent each Lender has funded its participation therein in accordance with paragraph (d), to such Lenders.
(f)    Obligations Absolute. Weyerhaeuser’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
(iii)    the existence of any claim, setoff, defense or other right that Weyerhaeuser, any other party guaranteeing, or otherwise obligated with, Weyerhaeuser or any subsidiary or other affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Fronting Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv)    any draft or other document presented under a Letter of Credit proving to

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be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by any Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi)    any other act or omission to act or delay of any kind of any Fronting Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of Weyerhaeuser’s obligations hereunder;
provided, however, that the foregoing shall not be construed to excuse any Fronting Bank from liability to Weyerhaeuser to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Weyerhaeuser to the extent permitted by applicable law) suffered by Weyerhaeuser that are caused by such Fronting Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
It is understood that any Fronting Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the applicable Fronting Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of such Fronting Bank.
(g)    Disbursement Procedures. Each Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Fronting Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and Weyerhaeuser of such demand for payment and whether such Fronting Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Weyerhaeuser of its obligation to reimburse such Fronting Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.

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(h)    Interim Interest. When (x) a Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit or (y) any Lender shall have acquired a participation in a Letter of Credit pursuant to Section 2.19(d), then, unless Weyerhaeuser shall reimburse such L/C Disbursement or pay for such participation in full on the date thereof, the unpaid amount thereof shall bear interest for the account of such Fronting Bank or such Lender, as applicable, for each day from and including the date of such L/C Disbursement or the acquisition of such participation, as applicable, to but excluding the earlier of, to the extent applicable, the date of payment by Weyerhaeuser or the date on which interest shall commence to accrue on the Base Rate Loans resulting from such L/C Disbursement as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were a Base Rate Loan.
(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, Weyerhaeuser shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, as applicable, an amount in cash equal to the portion of the L/C Exposure attributable to Letters of Credit issued for the account of Weyerhaeuser and outstanding as of such date; provided that, if any of the events described in Sections 7.01(g) or 7.01(h) shall occur with respect to a Borrower, Weyerhaeuser shall automatically deposit, without presentment, demand, protest or any other notice of any kind, an amount in cash equal to the portion of the L/C Exposure attributable to Letters of Credit issued for the account of Weyerhaeuser and outstanding as of such date in an account with the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, as applicable.
Each deposit of cash pursuant to this Section 2.19(i) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Moneys in such account shall automatically be applied by the Administrative Agent to reimburse the applicable Fronting Bank and Lenders participating pursuant to Section 2.19(d) for L/C Disbursements attributable to Letters of Credit issued for the account of Weyerhaeuser for which such Fronting Bank and such participating Lenders have not been reimbursed, and any remaining amounts will either (i) be held for the satisfaction of the reimbursement obligations of Weyerhaeuser for the L/C Exposure at such time or (ii) if the maturity of the Loans has been accelerated, be applied to satisfy the obligations of the Borrowers under this Agreement. If Weyerhaeuser is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Weyerhaeuser within three Business Days after all Events of Default have been cured or waived.
Section 2.20      Swing Line Loans. (a) A Borrower may request a Swing Line Bank to make, and such Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Loans to such Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount (for all

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outstanding Swing Line Loans) not to exceed at any time outstanding $100,000,000; subject, however, to the conditions that (i) at no time shall the outstanding aggregate principal amount of all Loans made by all Lenders and the Swing Line Banks plus the L/C Exposure of all Lenders at such time exceed the Total Commitment, (ii) at no time shall the outstanding aggregate principal amount of all Loans made by all Lenders and the Swing Line Banks to WRECO at such time exceed $50,000,000 and (iii) at no time shall the outstanding aggregate principal amount of Swing Line Loans made by a Swing Line Bank exceed $50,000,000. No Swing Line Loan shall be used for the purpose of funding the payment of principal of any other Swing Line Loan. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Loan.
(b)    In order to request a Swing Line Borrowing, a Borrower shall hand deliver or telecopy to the relevant Swing Line Bank and the Administrative Agent a Swing Line Borrowing Request not later than 3:00 p.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case specify (i) the date of such Swing Line Borrowing (which shall be a Business Day) and the amount thereof; and (ii) the maturity of such Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swing Line Borrowing). Such Swing Line Bank will make the amount thereof available to the Administrative Agent on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 4:00 p.m., New York City time, and the Administrative Agent shall by 5:00 p.m., New York City time, credit the amount so received to the general deposit account of the applicable Borrower maintained with the Administrative Agent or, if a Swing Line Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amount so received to such Swing Line Bank.
(c)    Upon written demand by a Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Applicable Percentage of the Swing Line Loans of such Swing Line Bank as of the date of such demand, by making available to the Administrative Agent in New York, New York for the account of such Swing Line Bank by wire transfer of immediately available funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Loan to be purchased by such Lender. The Borrowers hereby agree to each such sale and assignment. Each Lender agrees to purchase its Applicable Percentage of outstanding Swing Line Loans pursuant to the first sentence of this paragraph (c) on (i) the Business Day on which demand therefor is made by the relevant Swing Line Bank, provided, that notice of such demand is given to such Lender not later than 12:00 noon, New York City time, on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall have received such notice of demand and shall not have so made the amount of the relevant Swing Line Loans available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the relevant Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the relevant

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Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Loans made by such Swing Line Bank shall be reduced by such amount on such Business Day.
Section 2.21      Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04;
(b)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08), provided that any waiver, amendment or modification requiring the consent of each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
(c)    if any Swing Line Exposure or L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)all or any part of such Swing Line Exposure and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.01 are satisfied at such time; and
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.19(i) for so long as such L/C Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to Section 2.19(i), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(c) with respect to such Defaulting Lender’s L/C Exposure during the period such

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Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v)if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Initial Fronting Bank or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and L/C Participation Fees payable under Section 2.04(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Initial Fronting Bank until such L/C Exposure is cash collateralized and/or reallocated;
(d)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swing Line Loan and the Initial Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments (including any such obligations of a participant in Swing Line Loans and Letters of Credit) of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(i), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c) (and Defaulting Lenders shall not participate therein); and
(e)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to 2.04(a) and Section 2.04(c) but excluding Section 2.18(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Initial Fronting Bank or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Initial Fronting Bank or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swing Line Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an

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Initial Fronting Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Initial Fronting Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of L/C Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrower, the Initial Fronting Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

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ARTICLE III
Each of the Borrowers represents and warrants to each of the Lenders, the Swing Line Banks and each of the Fronting Banks that:
Section 3.01      Organization; Powers. Such Borrower and each of its Restricted Subsidiaries (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of such Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.
Section 3.02      Authorization. The execution, delivery and performance by such Borrower of each of the Loan Documents and the borrowings and issuances of Letters of Credit hereunder, and the consummation of the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) (i) will not violate (A) any provision of law, statute, rule or regulation, (B) of the certificate or articles of incorporation or other constitutive documents or by-laws of such Borrower or any of its Restricted Subsidiaries, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which such Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Borrower or any of its Restricted Subsidiaries except, in each case other than (a) and (b)(i)(B), as could not reasonably be expected to have a Material Adverse Effect.
Section 3.03      Enforceability. This Agreement has been duly executed and delivered by such Borrower and constitutes, and each other Loan Document when executed and delivered by such Borrower will constitute, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.04      Consents and Approvals. No action, consent or approval of, registration or filing with, or any other action by any Governmental Authority or any other third party is or will be required in connection with the Transactions, except as have been made or obtained (without the imposition of any conditions that are not acceptable to the Lenders) and are in full force and effect (other than any action, consent, approval, registration or filing the absence

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of which could not reasonably be expected, either individually or in the aggregate with any such other consents, approvals, registrations or filings, to result in a Material Adverse Effect). No law or regulation shall be applicable, restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Borrowers and their respective subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
Section 3.05      Financial Statements. (a) Weyerhaeuser has heretofore furnished to the Lenders its consolidated balance sheets and statements of earnings and statements of cash flows, together with the notes thereto, as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of KPMG LLP, independent public accountants, and as of and for the fiscal quarter ended March 31, 2011.
(b)    WRECO has heretofore furnished to the Lenders its consolidated balance sheets and statements of earnings and statements of cash flows, together with the notes thereto, as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of KPMG LLP, independent public accountants, and as of and for the fiscal quarter ended March 31, 2011.
(c)    Such financial statements referred to in Section 3.05(a) and (b) present fairly in all material respects the financial position and results of operations of Weyerhaeuser, WRECO and their respective consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Weyerhaeuser, WRECO and their respective consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes).
Section 3.06      No Material Adverse Change. Except as disclosed on Weyerhaeuser’s Report on Form 10-K for the year ended December 31, 2010, Form 10-Q for the fiscal quarter ended March 31, 2011, and any Form 8-K filed since March 31, 2011, and other than changes in operating results arising in the ordinary course of business and except as otherwise disclosed publicly since December 31, 2010, or in writing to the Lenders prior to the date hereof, there has been no material adverse change in the business, financial condition, operations or properties of Weyerhaeuser and its subsidiaries, taken as a whole, since December 31, 2010.
Section 3.07      Title to Properties; Possession Under Leases. (a) Each of such Borrowers and its Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

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(b)    Each of such Borrowers and its Restricted Subsidiaries (i) has complied with all obligations under all leases to which it is a party, and (ii) enjoys peaceful and undisturbed possession under all such leases, except where such non-compliance or lack of peaceful and undisturbed possession would not result in a Material Adverse Effect. All leases to which the Borrowers and their respective Restricted Subsidiaries are a party are in full force and effect, except where such lack of force and effect would not result in a Material Adverse Effect.
Section 3.08      Subsidiaries. Schedule 3.08 Part I for Weyerhaeuser and Schedule 3.08 Part II for WRECO (i) set forth as of the Closing Date a list of all subsidiaries of Weyerhaeuser and WRECO and the percentage ownership interest of Weyerhaeuser and WRECO therein, as applicable, and (ii) for Weyerhaeuser and WRECO, designate those Subsidiaries which are Unrestricted Subsidiaries.
Section 3.09      Litigation; Compliance with Laws. (a) Except as disclosed on Weyerhaeuser’s Report on Form 10-K for the year ended December 31, 2010, Form 10-Q for the fiscal quarter ended March 31, 2011, and any Form 8-K filed since March 31, 2011, there are no actions, suits, investigations, litigations or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Restricted Subsidiaries in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(b)    Except as disclosed on Weyerhaeuser’s Report on Form 10-K for the year ended December 31, 2010, Form 10-Q for the fiscal quarter ended March 31, 2011, and any Form 8-K filed since March 31, 2011, neither such Borrower nor any of its Restricted Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
Section 3.10      Agreements. (a) Neither such Borrower nor any of its Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted in a Material Adverse Effect.
(b)    Neither such Borrower nor any of its Restricted Subsidiaries is in default in any manner under any material agreement or instrument (except for any indenture or other agreement or instrument evidencing Indebtedness) to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
Section 3.11      Federal Reserve Regulations. (a) Neither such Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

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(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
Section 3.12      Investment Company Act. Neither such Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.13      Tax Returns. Each of such Borrower and its Subsidiaries has filed or caused to be filed all material Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or Subsidiary, as the case may be, shall have set aside on its books appropriate reserves.
Section 3.14      No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken together with the reports and other filings with the SEC contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 3.15      Compliance with ERISA. Except as would not have a Material Adverse Effect, each Plan subject to ERISA or the Code, as applicable, is in compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA); no Plan has an Unfunded Current Liability; no Plan subject to ERISA or the Code, as applicable, has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period under Section 412, Section 430 or Section 431 of the Code, as applicable; neither such Borrower nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4975 of the Code or expects to incur any liability under any of the foregoing Sections with respect to any such Plan; no condition exists which presents a risk to such Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate any Plan; no lien imposed under the Code or ERISA on the assets of such Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; neither such Borrower nor any ERISA Affiliate has failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; no determination has been made that any Plan is, or is

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expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and neither such Borrower nor any ERISA Affiliate has failed to make any required contribution to a Plan pursuant to Section 431 or Section 432 of the Code. Such Borrower and its Subsidiaries do not maintain or contribute to any “welfare plan” (within the meaning of Section 3(1) of ERISA) which provides life insurance or health benefits to retirees (other than as required by Section 601 of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.
Section 3.16      Environmental Matters. Except as disclosed on Weyerhaeuser’s Report on Form 10-K for the year ended December 31, 2010, Form 10-Q for the fiscal quarter ended March 31, 2011, and any Form 8-K filed since March 31, 2011, (a) neither Borrower nor any of its Subsidiaries has failed to comply with any Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control, where any such failure to comply, alone or together with any other such noncompliance, could result in a Material Adverse Effect; (b) neither Borrower nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure could result in a Material Adverse Effect; and (c) the Borrowers’ and their respective Subsidiaries’ plants have not managed any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Environmental Law, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could reasonably result, individually or together with other violations, in a Material Adverse Effect.
Section 3.17      Maintenance of Insurance. Such Borrower and each of its Restricted Subsidiaries maintains insurance (which may be self insurance) for all of its insurable properties: (a) by financially sound and reputable insurers to the extent of insurance obtained from third party insurers; (b) to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by such Borrower or such Restricted Subsidiaries; and (c) as may be required by law.
Section 3.18      Ranking. The obligations of Weyerhaeuser to repay the Loans made to it hereunder rank pari passu or senior in right of payment to all outstanding senior unsecured notes and bonds of Weyerhaeuser.

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ARTICLE IV

CONDITIONS OF LENDING AND
ISSUANCE OF LETTERS OF CREDIT
The obligations of the Lenders (including the Swing Line Banks) to make Loans hereunder and the obligation of each Fronting Bank to issue Letters of Credit hereunder (or to amend, renew or extend an existing Letter of Credit) are subject to the satisfaction of the following conditions:
Section 4.01      All Borrowings and Issuances. On the date of each Borrowing and on the date of each issuance of a Letter of Credit (and each amendment, renewal or extension thereof):
(a)    Notice. The Administrative Agent and, as applicable, the Swing Line Banks or any Fronting Bank, shall have received from the applicable Borrower a notice of such Borrowing or a notice of such issuance, amendment, renewal or extension as required by Section 2.02, 2.03, 2.19 or 2.20, as applicable.
(b)    Representations. The representations and warranties of the Borrowers set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.07, 3.10(b), 3.11, 3.12 and 3.18 shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date at the time of and immediately after such Borrowing or at the time of and immediately after the issuance, amendment, renewal or extension of a Letter of Credit hereunder.
(c)    Compliance, etc. The Borrowers shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on their part to be observed or performed, and, as applicable, at the time of and immediately after such Borrowing or at the time of and immediately after the issuance, amendment, renewal or extension of a Letter of Credit hereunder, no Event of Default or Default shall have occurred and be continuing.
Each Borrowing and each issuance of a Letter of Credit hereunder (or an amendment, renewal or extension thereof) shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, renewal or extension, as the case may be, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
Section 4.02      Closing Date. In addition to all the conditions set forth in Section 4.01, on or before the Closing Date:
(a)    Opinions. The Administrative Agent shall have received a favorable written opinion of (i) Cravath, Swaine and Moore LLP, special counsel for the Borrowers,

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dated the Closing Date and addressed to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and (ii) Jud Jackson, Esq., Senior Legal Counsel to Weyerhaeuser, as counsel for Weyerhaeuser, dated the Closing Date and addressed to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Legal Matters. All legal matters (including any documentation) related to this Agreement and the Transactions shall be satisfactory to the Lenders and to Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent.
(c)    Articles, etc. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each of the Borrowers, certified as of a recent date by the Secretary of State of their respective States of incorporation, and certificates as to the good standing of each of the Borrowers, as of a recent date, from each such Secretary of State; (ii) a certificate from each of the Borrowers of their respective Secretary or Assistant Secretary dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrower authorizing the execution, delivery and performance of such Borrower of any and all documents and agreements to be entered into with respect to the Loan Documents and the borrowings to be made thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Borrower have not been amended since the date of the last amendment thereto shown on the certificates of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document or agreement delivered in connection with the Transactions on behalf of such Borrower; (iii) a certification of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent, may reasonably request.
(d)    Officers’ Certificates. The Administrative Agent shall have received a certificate from each Borrower, dated the Closing Date and signed by a Financial Officer of such Borrower, confirming (i) compliance with the condition precedent set forth in paragraph (c) of Section 4.01, and (ii) that the representations and warranties of such Borrower set forth herein are true and correct in all material respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), immediately prior to, and after giving effect to, the initial Borrowing and/or the initial issuance of a Letter of Credit hereunder.

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(e)    Fees. The Administrative Agent and the Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date.
(f)    Loan Documents. The Administrative Agent shall have received a fully executed counterpart of this Agreement, and an executed copy of each Loan Document (other than this Agreement).
(g)    Termination of Existing Revolving Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that the commitments under the Existing Revolving Credit Agreement shall have expired or been terminated and all amounts then due and payable thereunder shall have been paid. Each Lender that is a lender under the Existing Revolving Credit Agreement hereby agrees to waive the requirement set forth in Section 2.09(b) of the Existing Revolving Credit Agreement that the Borrowers provide irrevocable notice to the Administrative Agent prior to the effectiveness of a termination of the “Total Commitment” (as such term is defined in the Existing Revolving Credit Agreement) to allow a notice that is conditioned on the effectiveness of this Agreement.
ARTICLE V
AFFIRMATIVE COVENANTS
Each Borrower covenants and agrees with each Lender, each Swing Line Bank, each Fronting Bank and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, or any Letter of Credit shall remain outstanding (which has not been collateralized (with cash or a back-to-back letter of credit issued by a satisfactory financial institution) in a manner satisfactory to the applicable Fronting Banks and the Administrative Agent), or any amounts drawn thereunder shall remain unpaid, unless the Required Lenders (or, where indicated, the Lenders) shall otherwise consent in writing, each Borrower will, and will cause each of its Restricted Subsidiaries (except in the case of Sections 5.03 (which applies to Weyerhaeuser), 5.06 (which applies to Weyerhaeuser, WRECO and their respective ERISA Affiliates) and 5.09 (which applies to Weyerhaeuser, WRECO and all of their respective Subsidiaries)) to:
Section 5.01      Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.01(c) (with respect to Weyerhaeuser) and Section 6.02(d) (with respect to WRECO) and, with respect to Restricted Subsidiaries, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided, however, that such Borrower may liquidate or dissolve any of its Subsidiaries to the extent the assets of such Subsidiary are transferred to Weyerhaeuser or any of its Restricted Subsidiaries.

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(b)    Except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary in the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (iv) at all times maintain and preserve all property necessary in the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
(c)    Maintain compliance with each of its loans, contracts, leases and other obligations (other than Indebtedness) except such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, and except for such noncompliance as could not reasonably be expected to have, in any case or in the aggregate, a Material Adverse Effect.
Section 5.02      Insurance. (a) Keep such of its insurable properties as are insured with third-party insurers insured at all times by financially sound and reputable insurers; and (b) maintain (i) insurance (which may include self insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and (ii) such insurance as may be required by law.
Section 5.03      Obligations and Taxes. Pay its obligations (other than Indebtedness) promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required (i) with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and such Borrower or such Subsidiary shall have set aside on its books appropriate reserves with respect thereto or (ii) if the failure to make such payments or to discharge such Liens is not, in any case or in the aggregate, reasonably likely to have a Material Adverse Effect.
Section 5.04      Financial Statements, Reports, etc. In the case of each Borrower, furnish to the Administrative Agent (which shall promptly furnish to each Lender):

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(a)    within 95 days after the end of each fiscal year, its consolidated balance sheets and related statements of earnings and statements of cash flows, together with the notes thereto, showing the financial position of such Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of their operations and the operations of such subsidiaries during such year, all audited by KPMG LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial position and results of operations of each such Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except as therein noted;
(b)    within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheets and related statements of earnings and, with respect to Weyerhaeuser, statements of cash flows, showing the financial position of Weyerhaeuser and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such consolidated Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified (in the form of Exhibits D-1 and D-2, with respect to Weyerhaeuser and WRECO, respectively) by one of its Financial Officers as fairly presenting the financial position and results of operations of each such Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except as therein noted, subject to appropriate year-end audit adjustments;
(c)    concurrently with any delivery of financial statements under (a) or (b) above, a certificate (in the form of Exhibits D-3 and D-4, with respect to Weyerhaeuser and WRECO, respectively) of the accounting firm or Financial Officer of such Borrower opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) in the case of Weyerhaeuser setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.01(d) and 6.01(e) and (iii) including a reconciliation setting forth adjustments made to such financial statements in order to make the calculations set forth in clause (ii) above;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

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(e)    as soon as practicable, copies of such further financial statements and reports as such Borrower shall send to banks with which it has lines of credit, and all such financial statements and reports as such Borrower shall send to its shareholders (unless all of the outstanding shares of capital stock of such Borrower are held by one Person);
(f)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of such Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent, any Swing Line Bank, any Fronting Bank or any Lender may reasonably request (it being understood that neither Borrower shall be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure);
(g)    promptly, and in any event within 2 days, upon becoming aware thereof, notice of any proposed or actual down-grade, suspension or withdrawal of the rating provided by S&P or Moody’s to Weyerhaeuser in respect of its Senior Unsecured Long-Term Debt;
(h)    promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Weyerhaeuser or any ERISA Affiliate may request with respect to any Plan; provided, that if Weyerhaeuser or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, then, upon reasonable request of the Administrative Agent, Weyerhaeuser and/or an ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and Weyerhaeuser shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and
(i)    information required to be delivered pursuant to paragraphs (a), (b), (d) and (e) shall be deemed to have been delivered on the date on which Weyerhaeuser provides notice to the Administrative Agent that such information has been posted on Weyerhaeuser’s website on the internet at the website address listed on the signature pages thereof, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that Weyerhaeuser shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b), (d) and (e) of this Section 5.04 to the Administrative Agent, any Swing Line Bank, any Fronting Bank or any Lender who requests Weyerhaeuser to deliver such paper copies until written notice to cease delivering paper copies is given by such Administrative Agent, Swing Line Bank, Fronting Bank or Lender to Weyerhaeuser.

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Section 5.05      Litigation and Other Notices. Furnish to the Administrative Agent (which shall promptly furnish to each Lender) prompt written notice of the following:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Weyerhaeuser, WRECO or any of their respective Affiliates which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    any development that has resulted in a Material Adverse Effect; and
(d)    the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint;
provided that in each case (other than Subsection 5.05 (a)) no Borrower shall be required to provide separate notice of any event disclosed in any report promptly filed with the SEC.
Section 5.06      ERISA. As soon as possible and, in any event, within 10 Business Days after Weyerhaeuser knows of the occurrence of any of the following events which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, Weyerhaeuser will deliver to the Administrative Agent a certificate of the Financial Officer of Weyerhaeuser setting forth details as to such occurrence and such action, if any, which Weyerhaeuser or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Weyerhaeuser or such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: (a) that a Reportable Event has occurred, (b) that a Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or an application has been made to the Secretary of the Treasury for a modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code, as applicable with respect to a Plan, (c) that a Plan has been or is in the process of being terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, (d) that a Plan has an Unfunded Current Liability, (e) that proceedings have been instituted to terminate a Plan, (f) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or (g) that Weyerhaeuser or any ERISA Affiliate will or is reasonably likely to incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under Section 4975 of the Code or Section 409, 502(i) or 502(l) of ERISA. Weyerhaeuser will, upon written request, deliver to the Administrative

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Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any other notices received by Weyerhaeuser or any ERISA Affiliate required to be delivered to the Administrative Agent hereunder shall be delivered to the Administrative Agent no later than 10 Business Days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants, received by Weyerhaeuser or such ERISA Affiliate or requested in writing by the Administrative Agent.
Section 5.07      Maintaining Records; Access to Properties and Inspections. Maintain appropriate, accurate and complete financial records and permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of each such Borrower or any of its Restricted Subsidiaries at reasonable times and, with reasonable prior notice given to Weyerhaeuser, as often as requested and until a Default has occurred at the expense of the Administrative Agent or such Lender, and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender, any Swing Line Bank, any Fronting Bank or the Administrative Agent to discuss the affairs, finances and condition of Weyerhaeuser, WRECO or any such Restricted Subsidiary with the officers thereof and independent accountants (so long as a representative of Weyerhaeuser is present, or Weyerhaeuser has consented to the absence of such a representative) therefor (in each case subject to such Borrower’s obligations under applicable confidentiality provisions).
Section 5.08      Use of Proceeds. Use the credit extended pursuant to this Agreement only for the purposes set forth in the recitals to this Agreement.
Section 5.09      Environmental Matters. (a) (i) Comply in all material respects with all Environmental Laws applicable to the ownership or use of any real property owned or leased by such Borrower or any of its Subsidiaries, except where such noncompliance is not, in any case or in the aggregate, reasonably likely to have a Material Adverse Effect, (ii) include in all material contracts with tenants and other persons occupying such real property provisions to ensure such tenants’ compliance in all material respects with all such Environmental Laws, and diligently enforce and prosecute its rights with respect to such provisions, (iii) pay or cause to be paid in the case of sole liability, or, in the case of joint liability, to seek contribution or compensation in respect of, all costs and expenses incurred in connection with such compliance, except in respect to costs and expenses that are being contested in good faith and for which such Borrower or such Subsidiary, as the case may be, shall have set aside on its books appropriate reserves, and except where failures to make such payments are not, in any case or in the aggregate, reasonably likely to have a Material Adverse Effect, and (iv) use its best efforts to keep or cause to be kept all such real property free and clear of any liens imposed pursuant to any Environmental Laws, except in respect to liens that are being contested in good faith, and except in respect to liens the existence of which is not, in any case or in the aggregate, reasonably likely to have a Material Adverse Effect.

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(b)    Neither such Borrower, nor any of its Subsidiaries will generate, use, treat, store, Release, or permit the generation, use, treatment, storage or Release of Hazardous Materials on any real property owned or leased by such Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such real property, except for quantities generated, used, treated, stored, or Released on, or transported to or from, such real property in the ordinary course of business in material compliance with all applicable Environmental Laws and, except for such generation, use, treatment or storage on, or transportation to or from, any such real property of Hazardous Materials as is not, in any case or in the aggregate, reasonably likely to have a Material Adverse Effect.
(c)    If the Administrative Agent receives any notice from such Borrower pursuant to subsection (d) of this Section 5.09 or if the Administrative Agent otherwise acquires knowledge of any Environmental Claim which in the sole determination of the Required Lenders would have a Material Adverse Effect with respect to such Borrower then upon the written request of the Required Lenders, such Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any real property owned or leased by such Borrower or an affected Subsidiary that is the subject of such Environmental Claim prepared by an environmental consulting firm approved by the Required Lenders, indicating the presence or absence of Hazardous Materials and the potential costs of any removal or remedial action in connection with any Hazardous Materials on any such real property owned or leased by such Borrower or any of its Subsidiaries.
(d)    Such Borrower will immediately advise the Administrative Agent in writing of any of the following:
(i)    Any pending or threatened Environmental Claim against such Borrower or any of its Subsidiaries or any real property owned or leased by such Borrower or any of its Subsidiaries which if determined adversely to such Borrower or any of its Subsidiaries would be reasonably likely to have a Material Adverse Effect;
(ii)    Any condition or occurrence on any real property owned or leased by such Borrower or any of its Subsidiaries that (A) results in noncompliance by such Borrower or any of its Subsidiaries with any applicable Environmental Law which noncompliance is reasonably likely to have a Material Adverse Effect, or (B) could reasonably be anticipated to form the basis of an Environmental Claim against such Borrower or any of its Subsidiaries or any real property owned or leased by such Borrower or any of its Subsidiaries and which if determined adversely to such Borrower or any of its Subsidiaries would be reasonably likely to have a Material Adverse Effect;
(iii)    Any condition or occurrence on any real property owned or leased by such Borrower or any of its Subsidiaries or, to the actual knowledge of such Borrower or any of its Subsidiaries, any property adjoining or in the vicinity thereof that could reasonably be anticipated to cause such real property to be subject to any restrictions on the ownership, occupancy, use, or transferability thereof under any Environmental Law

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which restrictions, in any case or in the aggregate, are reasonably likely to have a Material Adverse Effect; and
(iv)    The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Materials on any real property owned or leased by such Borrower or any of its Subsidiaries the taking of which, in any case or in the aggregate, is reasonably likely to have a Material Adverse Effect.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence, or removal or remedial action and the action which such Borrower or any of its Subsidiaries proposes to take in response thereto.
Section 5.10      OCBM Agreement. With respect to Weyerhaeuser, perform, observe and comply with each of its covenants and agreements in the OCBM Agreement, and do or cause to be done all things necessary to keep the OCBM Agreement in full force and effect.
Section 5.11      Ownership Requirement. With respect to Weyerhaeuser, at any time, maintain the ownership (directly or indirectly) of or long-term leases on, no less than four million (4,000,000) acres of Timberlands.
Section 5.12      Claim Agreement. With respect to Weyerhaeuser, perform, observe and comply with each of its covenants and agreements in the Claim Agreement, and do or cause to be done all things necessary to keep the Claim Agreement in full force and effect.
Section 5.13      Further Assurances. Promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of such Borrower, all such further acts, documents and assurances as the Required Lenders may from time to time reasonably request in order for such Borrower to carry out its obligations hereunder and under the other Loan Documents.
ARTICLE VI
NEGATIVE COVENANTS
Section 6.01      Covenants of Weyerhaeuser. Weyerhaeuser covenants and agrees with each Lender, each Swing Line Bank, each Fronting Bank and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid or any Letter of Credit shall remain outstanding (which has not been collateralized (with cash or a back-to-back letter of credit issued by a satisfactory financial institution) in a manner satisfactory to the applicable Fronting Banks and the Administrative Agent) or any amounts drawn thereunder shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, either directly or indirectly:

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(a)    Secured Indebtedness. (i) Issue, assume or guarantee, or permit any of its Restricted Subsidiaries to issue, assume or guarantee, any indebtedness for money borrowed (hereinafter in this Section 6.01(a) referred to as “debt”), if such debt is secured by a deed of trust, mortgage, pledge, security interest or other lien or encumbrance (any deed of trust, mortgage, pledge, security interest or other lien or encumbrance being hereinafter in this Section 6.01(a) referred to as a “mortgage” or collectively “mortgages”) upon or with respect to any timber or timberlands of Weyerhaeuser or such Restricted Subsidiary located in the States of Washington, Oregon, Arkansas, Oklahoma, Mississippi or North Carolina, or upon or with respect to any principal manufacturing plant of Weyerhaeuser or such Restricted Subsidiary located anywhere in the United States of America, in either case now owned or hereafter acquired, without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of any such debt, that the Loans and Letters of Credit (together with, if Weyerhaeuser shall so determine, any other indebtedness of or guarantee by Weyerhaeuser or such Restricted Subsidiary ranking equally with the Loans or Letters of Credit and then existing or thereafter created) shall be secured equally and ratably with (or prior to) such debt; provided, however, that the foregoing restrictions shall not be applicable to:
(1)    mortgages upon or with respect to any property of any of its Restricted Subsidiaries securing debt of such Restricted Subsidiary to Weyerhaeuser or another Restricted Subsidiary of Weyerhaeuser;
(2)    mortgages upon or with respect to any property acquired, constructed or improved by Weyerhaeuser or any of its Restricted Subsidiaries after the date of this Agreement which are created, incurred or assumed contemporaneously with, or within 90 days after, such acquisition, construction or improvement, to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or mortgages upon or with respect to any property existing at the time of acquisition thereof; provided, however, that in the case of any such construction or improvement the mortgage shall not apply to any property theretofore owned by Weyerhaeuser or any of its Restricted Subsidiaries other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;
(3)    any extension, renewal or replacement of any mortgage referred to in clause (2) above or clause (4) below; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the same property which secured the mortgage so extended, renewed or replaced; and

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(4)    any mortgage existing on any timber or timberlands of any Person or upon or with respect to any principal manufacturing plant of any Person at the time of acquisition by Weyerhaeuser or any of its Restricted Subsidiaries of such Person.
(ii)    Notwithstanding the provisions of paragraph (a)(i) of this Section 6.01, Weyerhaeuser or any of its Restricted Subsidiaries may issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such debt of Weyerhaeuser and its Restricted Subsidiaries and the Attributable Debt in respect of Sale and Lease-Back Transactions (as defined in Section 6.01(b)) existing at such time (other than Sale and Lease-Back Transactions permitted because Weyerhaeuser would be entitled to incur debt secured by a mortgage on the property to be leased without equally and ratably securing the Loans pursuant to paragraph (a)(i) of this Section 6.01, and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (ii) of Section 6.01(b)), does not at the time exceed five percent (5%) of Shareholders’ Interest in Weyerhaeuser and its Restricted Subsidiaries (as hereinafter defined). The term “Attributable Debt” as used in this paragraph shall mean, as of any particular time, the present value of the obligation of the lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
(iii)    For purposes of this Section 6.01(a), (A) the term “principal manufacturing plant” shall not include any manufacturing plant which, in the reasonable opinion of the Board of Directors of Weyerhaeuser, is not a principal manufacturing plant of Weyerhaeuser and its Restricted Subsidiaries; (B) the following types of transactions shall not be deemed to create debt secured by a mortgage: (1) the sale, mortgage or other transfer of timber in connection with an arrangement under which Weyerhaeuser or any of its Restricted Subsidiaries is obligated to cut such timber or a portion thereof in order to provide the transferee with a specified amount of money however determined; (2) the mortgage of any property of Weyerhaeuser or any of its Restricted Subsidiaries in favor of the United States, or any State, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to Weyerhaeuser or any of its Restricted Subsidiaries pursuant to the provisions of any contract or statute and (3) liens existing on property at the time of acquisition of such property; and (C) the term “Shareholders’ Interest in Weyerhaeuser and its Restricted Subsidiaries” shall mean the aggregate of capital and surplus, including surplus resulting from the March 1, 1913 revaluation of timber and timberlands, of Weyerhaeuser and its Restricted Subsidiaries, after deducting the cost of shares of Weyerhaeuser held in treasury.
(b)    Sale and Lease-Back. Enter into any arrangement, or permit any Restricted Subsidiary to enter into any arrangement, with any Person providing for the leasing by Weyerhaeuser or any of its Restricted Subsidiaries of any real property in the United States (except for temporary leases for a term of not more than three years), which

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property has been or is to be sold or transferred by Weyerhaeuser or such Restricted Subsidiary to such Person (herein referred to as a “Sale and Lease-Back Transaction”), unless (i) Weyerhaeuser or such Restricted Subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased without equally or ratably securing the Loans pursuant to Section 6.01(a), or (ii) Weyerhaeuser applies an amount equal to the fair value (as determined by the Board of Directors of Weyerhaeuser) of the property so leased to the retirement (other than any mandatory retirement), within 90 days of the effective date of any such Sale and Lease-Back Transaction, of indebtedness for borrowed money incurred or assumed by Weyerhaeuser which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of such debt.
(c)    Merger, Consolidation, etc. Be a party to a merger or consolidation or sell, transfer or otherwise dispose of all or substantially all of its properties or assets in a single transaction or in a series of related transactions unless (i) such merger, consolidation, sale, transfer or disposition is made with respect to another corporation incorporated and doing business primarily within the United States of America which shall expressly assume, in form and substance reasonably satisfactory to the Required Lenders, the obligations of Weyerhaeuser under the Loan Documents and Weyerhaeuser’s Loans and Letters of Credit, and (ii) immediately after giving effect to such merger, consolidation, sale, transfer or disposition, no Default or Event of Default hereunder shall have occurred and be continuing.
(d)    Debt Ratio. Permit Total Funded Indebtedness to exceed 65% of the sum of Weyerhaeuser’s Total Adjusted Shareholders’ Interest and Total Funded Indebtedness.
(e)    Net Worth. At any time permit Weyerhaeuser’s Total Adjusted Shareholders’ Interest to be less than $3,000,000,000.
(f)    Change in Business. Engage in, or permit any Restricted Subsidiary to engage in, any material business activities or operations substantially different from, or unrelated to, the business activities and operations conducted by it as of the date hereof, except for reasonable extensions, developments and modifications thereof.
Section 6.02      Covenants with respect to WRECO. WRECO covenants and agrees with each Lender, each Fronting Bank and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, or any Letter of Credit shall remain outstanding (which has not been collateralized (with cash or a back-to-back letter of credit issued by a satisfactory financial institution) in a manner satisfactory to the applicable Fronting Banks and the Administrative Agent) or any amounts drawn thereunder shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, either directly or indirectly:

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(a)    Capital Base. Have a Capital Base less than $100,000,000.
(b)    Limitation on Indebtedness. Create, issue, guarantee, assume or otherwise become liable, directly or indirectly, or permit any of its Restricted Subsidiaries to create, issue, guarantee, assume or otherwise become liable, directly or indirectly, in respect of any (i) Senior Debt of WRECO or Indebtedness of any of its Restricted Subsidiaries if, immediately after giving effect to the incurrence thereof and to the application of the proceeds thereof, the aggregate principal amount of all consolidated Senior Debt of WRECO and its Restricted Subsidiaries then outstanding would exceed 80% of the sum of (x) the Capital Base plus (y) the aggregate principal amount of Senior Debt of WRECO and its Restricted Subsidiaries then outstanding; or (ii) Subordinated Debt of WRECO if, immediately after giving effect to the incurrence thereof and to the application of the proceeds thereof, the aggregate principal amount of Subordinated Debt of WRECO then outstanding would exceed 100% of Adjusted Net Worth. For purposes of this Section and Section 6.02(c), Indebtedness of a Person which becomes a Restricted Subsidiary on any date shall be deemed to have been issued or incurred as of such date.
(c)    Limitation on Mortgages and Liens. Create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income or profits thereof, or permit any of its Restricted Subsidiaries to do any of the foregoing, except:
(i)    liens, charges, encumbrances and priority claims incidental to the conduct of the business or the ownership of properties and assets (including warehousemen’s, attorneys’ and statutory landlords’ liens) and liens, pledges or deposits in connection with workmen’s compensation, unemployment insurance, old age benefit or social security obligations, taxes, assessments, statutory obligations or other similar charges, liens of contractors, mechanics and materialmen, good faith deposits in connection with tenders, contracts or leases to which WRECO or any of its Restricted Subsidiaries is a party or other deposits required to be made in the ordinary course of business and not in connection with the borrowing of money, easements, rights of way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or substantially interfere with the ordinary conduct of WRECO’s business; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings;
(ii)    provided that no Default or Event of Default has occurred and is continuing, the pledge of assets for the purpose of securing any appeal or stay or discharge in the course of any legal proceeding and liens on or resulting from judgments or awards in respect of which WRECO or any of its Restricted

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Subsidiaries shall in good faith be prosecuting an appeal or proceeding for review;
(iii)    mortgages, liens or security interests existing as of the date of this Agreement securing obligations of WRECO or any of its Restricted Subsidiaries outstanding on such date and all renewals, extensions or refundings thereof (without increase in the principal amount remaining unpaid at the time of any such renewal, extension or refunding);
(iv)    mortgages, liens or security interests securing Indebtedness of a Restricted Subsidiary of WRECO to another Restricted Subsidiary of WRECO or to WRECO;
(v)    mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including financing leases), in addition to those permitted under subparagraphs (iii), (iv), (vi) and (vii) hereof, given to secure the payment of the purchase price incurred in connection with the acquisition of property useful and intended to be used in carrying on the business of WRECO or any of its Restricted Subsidiaries, and liens existing on such property at the time of acquisition thereof or at the time of acquisition by WRECO or a Restricted Subsidiary of any Person then owning such property whether or not such existing liens were given to secure the payment of the purchase price of the property to which they attach; provided that the lien or charge shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon;
(vi)    mortgages, security interests and other encumbrances or liens on Real Estate Assets, incurred or created in the ordinary course of the business of WRECO and its Restricted Subsidiaries; provided that the aggregate principal amount of all Indebtedness so secured and at any one time outstanding shall not exceed 10% of the Capital Base at such time;
(vii)    mortgages, security interests and other encumbrances or liens upon or with respect to any property of WRECO or any of its Restricted Subsidiaries securing debt of WRECO or such Restricted Subsidiary, as applicable, to Weyerhaeuser or any of its Restricted Subsidiaries; and
(viii)    mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including financing leases), in addition to those specifically permitted by foregoing subparagraphs (i) through (vii) hereof, given to secure the payment of Senior Debt of WRECO or any of its Restricted Subsidiaries, and any renewal, extension or refunding of any such Senior Debt; provided that the aggregate principal amount of all Senior Debt (excluding any Senior Debt incurred pursuant to foregoing paragraph (vii) hereof) of WRECO and its Restricted Subsidiaries so secured and at any one time outstanding shall

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not exceed 5% of the Capital Base at such time.
In the event that any property is subjected to a lien or other encumbrance in violation of this Section 6.02(c), WRECO will make or cause to be made effective provision whereby the Loans shall be secured equally and ratably with all other obligations secured thereby (provided, however, that such violation shall constitute a default under this Agreement whether or not such provision is made) and, if such provision is not made, an equitable lien, so equally and ratably securing the Loans, shall (to the extent permitted by law) exist on such property.
(d)    Limitation on Mergers and Consolidations. Be a party to any merger or consolidation unless (i) WRECO or a Weyerhaeuser Subsidiary (as defined below) having substantially all of its assets and doing business primarily in the United States of America shall be the surviving or resulting corporation of any such merger or consolidation and immediately after giving effect to any such merger or consolidation such successor corporation, whether or not WRECO, shall be entitled to incur at least $1 of additional Senior Debt under Section 6.02(b); (ii) if the surviving or resulting corporation is not WRECO, the surviving or resulting corporation shall be a Weyerhaeuser Subsidiary incorporated within the United States of America and shall expressly assume the obligations of WRECO under this Agreement and the other Loan Documents to which it is a party by supplemental agreement reasonably satisfactory to the Administrative Agent; (iii) immediately after giving effect to any such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; and (iv) WRECO shall have delivered to the Administrative Agent a certificate signed by two of WRECO’s officers stating that such merger or consolidation and, if a supplemental agreement is required in connection therewith as aforesaid, such supplemental agreement comply with the provisions described in this paragraph. Upon the consummation of any merger or consolidation in which the surviving or resulting corporation is not WRECO in accordance with the foregoing provisions, the surviving or resulting corporation shall succeed to and be substituted for, and may exercise every right and power of and shall be subject to all of the obligations of, WRECO under this Agreement and the other Loan Documents to which it is a party, with the same effect as if it had been named as WRECO therein. As used in this paragraph, the term “Weyerhaeuser Subsidiary” means a corporation at least 79% of whose issued and outstanding shares of capital stock at the time outstanding and having ordinary voting power for the election of a majority of the directors of such corporation shall be owned and controlled by Weyerhaeuser or a wholly owned Subsidiary of Weyerhaeuser.
(e)    Limitation on Sale of Assets. Sell, transfer or otherwise dispose of all or substantially all of its properties and assets in a single transaction or in a series of related transactions unless (i) the consideration received therefor shall consist of cash, securities or other properties having an aggregate fair value (as determined in good faith by the Board of Directors of WRECO) equal to not less than the aggregate fair value (as determined in good faith by the Board of Directors of WRECO) of the properties and

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assets so sold, transferred or otherwise disposed of; (ii) immediately after giving effect thereto WRECO shall be entitled to incur at least $1 of additional Senior Debt under Section 6.02(b); (iii) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (iv) WRECO shall have delivered to the Administrative Agent a certificate signed by two of WRECO’s officers stating that such transaction complies with the provisions described in this paragraph.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01      Events of Default. In case of the happening of any of the events under Sections 7.01(a) through 7.01(m) below (an “Event of Default”):
(a)    default shall be made in the payment by a Borrower of any principal of any Loan or any reimbursement of any L/C Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(b)    default shall be made in the payment by a Borrower of any interest on any Loan or any Fee or any other amount (other than an amount referred to in Section 7.01(a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;
(c)    any representation or warranty made or deemed made by a Borrower in or in connection with any Loan Document or the Borrowings or Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(d)    default shall be made in the due observance or performance by a Borrower or any of its Subsidiaries (or its respective Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or in Article VI;
(e)    default shall be made in the due observance or performance by a Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), 7.01(b), 7.01(c) or 7.01(d)) and such default shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent, any Swing Line Bank, any Fronting Bank or any Lender to such Borrower;

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(f)    a Borrower or any of its Restricted Subsidiaries shall (i) fail to pay, when and as the same shall become due and payable (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness) any principal or interest, regardless of amount, due in respect of Indebtedness in an aggregate principal amount in excess of $100,000,000, or (ii) fail to observe or perform any other terms, covenants, conditions or agreements contained in any agreements or instruments evidencing or governing Indebtedness in an aggregate principal amount in excess of $100,000,000 (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness), if the effect of any failure or failures referred to in this Section 7.01(f)(ii) is to cause or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Borrower or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of such Borrower or any of its Restricted Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of such Borrower or any of its Restricted Subsidiaries or (iii) the winding-up or liquidation of such Borrower or any of its Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    a Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of such Borrower or any of its Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)    one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against a Borrower or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a

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period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
(j)    any Plan shall fail to satisfy the minimum funding standard required for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412, Section 430 or Section 431 of the Code, as applicable, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, or Weyerhaeuser has incurred or is likely to incur a liability to or on account of a Plan under Sections 409, 502(i), 502(l), or 515 of ERISA or Section 4975 of the Code, or Weyerhaeuser or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA; and there shall result from any such event or events referred to in this Section 7.01(j) the imposition of a lien upon the assets of Weyerhaeuser or any ERISA Affiliate, the granting of a security interest, a liability or a material risk of incurring a liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA or a liability or a material risk of incurring a liability under Sections 409, 502(i) or 502(l) of ERISA or under Sections 4971 or 4975 of the Code; which, in the good faith determination of the Required Lenders, will have a Material Adverse Effect;
(k)    there shall have occurred a Change in Control of a Borrower;
(l)    the OCBM Agreement shall cease, for any reason, to be in full force and effect, or Weyerhaeuser shall contest the validity or enforceability thereof or otherwise fail to comply with its obligations thereunder; or
(m)    the Claim Agreement shall cease, for any reason, to be in full force and effect, or Weyerhaeuser or WNR shall contest the validity or enforceability thereof or otherwise fail to comply with its obligations thereunder;
then, and in every such event (other than an event with respect to a Borrower described in Section 7.01(g) or 7.01(h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments of the Lenders and terminate forthwith the obligation of any Fronting Bank to issue Letters of Credit (and require any outstanding Letters of Credit to be cash collateralized in accordance with Section 2.19(i)) and/or (ii) declare the Loans then outstanding to the Borrowers to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary

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notwithstanding; and in any event with respect to a Borrower described in Sections 7.01(g) or 7.01(h) above, the Commitments of the Lenders and the obligation of any Fronting Bank to issue Letters of Credit shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.01      The Administrative Agent. In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders, the Swing Line Banks, and the Fronting Banks. Each of the Lenders, the Swing Line Banks and the Fronting Banks, and each assignee thereof, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender, the Swing Line Banks and such Fronting Bank and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto.
The Administrative Agent is hereby expressly authorized by the Lenders, the Swing Line Banks and the Fronting Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders, the Swing Line Banks and the Fronting Banks all payments of principal of and interest on the Loans, all reimbursements made with respect to L/C Disbursements and all other amounts due to the Lenders, the Swing Line Banks and the Fronting Banks hereunder, and promptly to distribute to each Lender, each Swing Line Bank and each Fronting Bank its proper share of each payment so received; (b) to give prompt notice on behalf of the Lenders, the Swing Line Banks and the Fronting Banks to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Lender, each Swing Line Bank and each Fronting Bank copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by the Administrative Agent.
Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such to any Lender, any Swing Line Bank or any Fronting Bank for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders, the Swing Line Banks and the Fronting Banks for (i) the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements or (ii) the

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satisfaction of any condition set forth in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender, any Swing Line Bank or any Fronting Bank. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders, the Lenders, the Swing Line Banks or any Fronting Bank, as the case may be, and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all of the Lenders, the Swing Line Banks and all of the Fronting Banks. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed to be made by the proper Person, and shall not incur any liability for relying thereon.
Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure of or delay in performance or breach by any Lender, any Swing Line Bank or any Fronting Bank of any of its obligations hereunder or to any Lender, any Swing Line Bank or any Fronting Bank on account of the failure of or delay in performance or breach by any other Lender, any Swing Line Bank, any Fronting Bank or the Borrowers of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The foregoing shall not limit the obligations of JPMorgan Chase Bank (or its successors and assigns) in its capacity as Lender hereunder. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. The exculpatory provisions of this Article VIII shall apply to any such agent or employee, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Lenders, the Swing Line Banks and the Fronting Banks hereby acknowledge that (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders, the Lenders, the Swing Line Banks or any Fronting Bank, as the case may be, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

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Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Swing Line Banks, the Fronting Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, the Swing Line Banks and the Fronting Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of their respective Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent.
Each of the Lenders, the Swing Line Banks and each of the Fronting Banks agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any reasonable out-of-pocket expenses incurred for the benefit of the Lenders, the Swing Line Banks and the Fronting Banks by the Administrative Agent, including the fees and expenses of a single counsel and compensation of agents and employees paid for services rendered on behalf of the Lenders, the Swing Line Banks and the Fronting Banks, which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender, nor any Swing Line Bank nor any Fronting Bank shall be liable to the Administrative Agent for any portion of such losses, claims, damages, liabilities and related expenses resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees, or agents.

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Each of the Lenders, the Swing Line Banks and each of the Fronting Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any Swing Line Bank or any Fronting Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Line Banks and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any Swing Line Bank or any Fronting Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Section 8.02      Other Agents. Each of the Lenders, the Swing Line Banks, each of the Fronting Banks and each of the Borrowers acknowledges (A) that each of the Lead Arrangers in their capacity as Lead Arranger, Joint Book Runner, Syndication Agent, Documentation Agents, and Co-Documentation Agent do not have any responsibility or liability hereunder, and (B) that the titles “Lead Arranger,” are purely honorary in nature.
ARTICLE IX
MISCELLANEOUS
Section 9.01      Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address specified below, or such other address as such party shall hereafter have specified by written notice to the Administrative Agent and the Borrowers:
(a)    if to a Borrower by hand or courier service, to such Borrower at 33663 Weyerhaeuser Way South, Federal Way, Washington, or by facsimile to (253) 924-3543, in each case to the Attention of Vice President and Treasurer with a copy to Secretary;
(b)    if to the Administrative Agent or a Lender, to it at its address (or telecopy number) set forth in Schedule 9.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
Section 9.02      Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders, the Swing Line Banks and the Fronting Banks and shall survive the making of the Loans and the issuance of the Letters of Credit, regardless of any investigation made by the Lenders, the Swing Line Banks or the Fronting Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any L/C Disbursement or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments and all Letters of Credit hereunder have not been terminated.
Section 9.03      Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, each Swing Line Bank and each Initial Fronting Bank and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Lender, each Swing Line Bank, each Fronting Bank and their respective successors and assigns, except that, other than as provided in Section 6.01(c) and Section 6.02(d), neither Borrower shall have the right to assign or delegate its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders, the Swing Line Banks and the Fronting Banks.
Section 9.04      Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as provided in Section 6.01(c) and Section 6.02(d), neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and its interests in, rights to payment under and obligations with respect to the Letters of Credit issued at such time); provided that (i) except in the case of an

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assignment to a Lender or a Lender Affiliate, each of the Borrowers must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (ii) each of the Fronting Banks, the Swing Line Banks and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender prior to such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of a Borrower otherwise required under this paragraph shall not be required if a Default or Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, no assignment or participation shall be made to any Borrower or any Affiliate of such Borrower.
(c)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire

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(unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, if any, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)    Any Lender may, without the consent of the Borrowers or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and its interests in, rights to payment under and obligations with respect to the Letters of Credit issued hereunder); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.08(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.11, 2.13 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(f)    Notwithstanding anything in Section 9.04 to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation in the minimum amount of $10,000,000 on or after the Effective Date, (b) is, by written notice to Weyerhaeuser

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and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of Weyerhaeuser and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit C hereto and (ii) state the dollar amount of the participation purchased. The Borrowers and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule 9.04(f) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent.
(g)    A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(g) as if it were a Lender.
(h)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, any notes held by it pursuant to Section 2.05(e)) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, without notice to, or consent of the Borrower or the Administrative Agent, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Weyerhaeuser authorizes each Lender to disclose to any Participant or assignee and any prospective Participant or assignee any and all financial information in such Lender’s possession concerning Weyerhaeuser or any Subsidiary of Weyerhaeuser which has been delivered to such Lender by a Borrower pursuant to this Agreement or which has been delivered to such Lender by a Borrower in connection with such Lender’s credit evaluation of a Borrower prior to entering into this Agreement; provided that such Participant or assignee or prospective Participant or assignee agrees to treat any such information which is not public as confidential in accordance with the terms of the Agreement.
Section 9.05      Expenses; Indemnity. (a) The Borrowers jointly and severally agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or in

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connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent, any Lender, any Swing Line Bank or any Fronting Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made and the Letters of Credit issued, including the fees and disbursements of Simpson Thacher & Bartlett LLP, special counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver made in connection with any such enforcement or protection, the fees and disbursements of any other counsel for the Administrative Agent, any Lender or any Fronting Bank. The Borrowers further agree jointly and severally that they shall indemnify the Lenders, the Swing Line Banks and the Fronting Banks from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement, any of the other Loan Documents or any Letters of Credit.
(b)    Each Borrower will indemnify the Administrative Agent, each Lender, each Swing Line Bank, each Fronting Bank and the directors, officers, employees and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery by such Borrower of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby and thereby, (ii) the use of the proceeds of the Loans by such Borrower or of the Letters of Credit issued on behalf of Weyerhaeuser or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final, nonappealable judgment of a court of competent jurisdiction.
(c)    It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with Weyerhaeuser with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by Weyerhaeuser may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approval of Weyerhaeuser (not to be unreasonably withheld).
(d)    The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans or L/C Disbursements, the termination of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the

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Administrative Agent, any Lender, any Swing Line Bank or any Fronting Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
(e)    To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
Section 9.06      Right of Setoff. If any Event of Default shall have occurred and be continuing, each Lender, each Swing Line Bank and each Fronting Bank is hereby authorized at any time and from time to time, without notice to such Borrower (any such notice being expressly waived by such Borrower), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Swing Line Bank or such Fronting Bank or any of their respective Affiliates to or for the credit or the account of such Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and any other Loan Documents held by such Lender, such Swing Line Bank or such Fronting Bank, irrespective of whether or not such Lender, such Swing Line Bank or such Fronting Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender, each Swing Line Bank and each Fronting Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Swing Line Bank or such Fronting Bank may have.
Section 9.07      Applicable Law. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER OF THE PARTIES HERETO AND THERETO (OTHER THAN AS RELATED TO LETTERS OF CREDIT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
Section 9.08      Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender, any Swing Line Bank or any Fronting Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders, the Swing Line Banks

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and the Fronting Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (and the Initial Fronting Banks and Swing Line Banks with respect to any amendment to the provisions of Section 2.21); provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the scheduled payment of any principal of or interest on, any Loan, or extend the stated maturity of any Letter of Credit beyond the date that is five Business Days prior to the Termination Date or waive or excuse any such scheduled payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby (including a Defaulting Lender, if applicable), (ii) change the Commitment or decrease or extend any date for the payment of the Facility Fees or L/C Participation Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.14, the provisions of this Section 9.08 or the definition of “Termination Date” or “Required Lenders,” without prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Swing Line Bank or any Fronting Bank, as the case may be, hereunder without the prior written consent of the Administrative Agent, Swing Line Bank or Fronting Bank, as the case may be. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08, and any consent by any Lender pursuant to this Section 9.08 shall bind any person subsequently acquiring a Loan from it.
(c)    Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent (except as provided in Section 2.21(b) and Section 9.08(b)); (ii) the Administrative Agent may, with the consent of Weyerhaeuser only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (iii) any agreement of the Required Lenders to forbear (and/or direction to the Administrative Agent to forbear) from exercising any of their rights and remedies upon a Default or Event of Default shall be effective without the consent of the Administrative Agent or any other Lender.

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(d)    In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Weyerhaeuser (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that, no Lender shall be obligated to commit to or hold any part of such credit facilities.
Section 9.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other Loan Document, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable with respect to each Loan owing to each Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.
Section 9.10      Entire Agreement. This Agreement and the other Loan Documents and the letter agreements referred to in Section 2.04(b) (with respect to the payment of fees only) constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or

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unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
Section 9.14      Headings. The cover page, the Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15      Jurisdiction; Consent to Service of Process. (a) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or the courts of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such court of the United States for the Southern District of New York. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent, any Swing Line Bank or any Fronting Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against either Borrower or its properties in the courts of any jurisdiction.
(b)    Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or the courts of the United States for the Southern District of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each of the Borrowers hereby irrevocably designates, appoints and empowers

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CT Corporation System, Inc. presently located at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and attorney-in-fact to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and attorney-in-fact shall cease to be available to act as such, each Borrower agrees to designate a new designee, appointee and attorney-in-fact in New York City on the terms and for purposes of this provision satisfactory to the Administrative Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.16      Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, subsidiary or Affiliate of such Lender.
Section 9.17      Restricted and Unrestricted Subsidiaries. (a) Set forth on Schedule 3.08 Part I is a list of all of the Restricted Subsidiaries and Unrestricted Subsidiaries of Weyerhaeuser as of the Closing Date.
(b)    Set forth on Schedule 3.08 Part II is a list of all of the Restricted Subsidiaries and Unrestricted Subsidiaries of WRECO as of the Closing Date.
(c)    After the Closing Date, a Financial Officer of Weyerhaeuser may, provided that no Default or Event of Default has occurred and is continuing, designate a Restricted Subsidiary as an Unrestricted Subsidiary by notice sent to all of the Lenders, provided that (i) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (ii) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to each Lender; and (iii) upon such designation, Schedule 3.08 Part I shall be deemed to be amended to reflect such designation. Any Person that becomes a Subsidiary (by formation, acquisition, merger or otherwise) after the Closing Date shall automatically be deemed to be a Restricted Subsidiary of Weyerhaeuser as of the date it becomes a Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the terms hereof.
(d)    After the Closing Date, a Financial Officer of Weyerhaeuser may, provided that no Default or Event of Default has occurred and is continuing, designate an Unrestricted Subsidiary as a Restricted Subsidiary by notice sent to all of the Lenders, provided that (w) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (x) no such designation shall be effective unless immediately after giving effect thereto Weyerhaeuser is in compliance with Sections 6.01(d) and 6.01(e); (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to each Lender; and (z) upon such designation, Schedule 3.08 Part I shall be deemed to be amended to reflect such designation.
(e)    After the Closing Date, any Subsidiary of WRECO (i) which is organized and

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existing under the laws of the United States or any state of the United States, Puerto Rico or the Dominion of Canada or any province thereof and (ii) of which substantially all of the physical properties are located, and substantially all of the business is carried on, in the United States of America, Puerto Rico or Canada may, provided that no Default or Event of Default has occurred and is continuing, be designated as a Restricted Subsidiary by WRECO, subject to the limitations described in Subsection 9.17(f) below. Any Person that becomes a Subsidiary of WRECO (by formation, acquisition, merger or otherwise) after the Closing Date shall automatically be deemed to be an Unrestricted Subsidiary of WRECO as of the date it becomes a Subsidiary unless designated as a Restricted Subsidiary pursuant to the terms hereof.
(f)    After the Closing Date, Weyerhaeuser may, provided that no Default or Event of Default has occurred and is continuing, cause a Financial Officer of WRECO to designate an Unrestricted Subsidiary as a Restricted Subsidiary by notice sent to all of the Lenders, provided that (v) such Subsidiary satisfies the requirements of Subsection 9.17(e) above; (w) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (x) WRECO could incur at least $1 of additional Senior Debt under Subsection 6.02(b); (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to each Lender; and (z) upon such designation, Schedule 3.08 Part II shall be deemed to be amended to reflect such designation.
(g)    After the Closing Date, Weyerhaeuser may, provided that no Default or Event of Default has occurred and is continuing, cause a Financial Officer of WRECO to designate a Restricted Subsidiary as an Unrestricted Subsidiary by notice sent to all of the Lenders, provided that (v) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (w) WRECO could incur at least $1 of additional Senior Debt under Subsection 6.02(b); (x) the aggregate amount of Real Estate Assets owned by all Subsidiaries of WRECO, determined on a consolidated basis, which have been or are to be, as the case may be, designated as Unrestricted Subsidiaries during the 365 consecutive days ending on and including the effective date of such proposed designation, shall not exceed 15% of the aggregate amount of Real Estate Assets owned by WRECO and its Restricted Subsidiaries as of the beginning of such 365 day period; (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to each Lender; and (z) upon such designation, Schedule 3.08 Part II shall be deemed to be amended to reflect such designation.
Section 9.18      USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

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Section 9.19      No Fiduciary Duty.
The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their stockholders and/or their affiliates.  Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its affiliates, on the other.  The Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person.  Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.
IN WITNESS WHEREOF, the Borrowers, the Administrative Agent, the Swing Line Banks, the Initial Fronting Banks and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
WEYERHAEUSER COMPANY, as Borrower

By:	Name: Jeffrey W. Nitta Title: Vice President and Treasurer
WEYERHAEUSER REAL ESTATE COMPANY, as Borrower

By:	Name: Jeffrey W. Nitta Title: Vice President and Treasurer

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JPMORGAN CHASE BANK, N.A.,
individually and as an Initial Fronting Bank, a Swing Line Bank and the Administrative Agent

By:	Name: Title:
J.P. MORGAN SECURITIES LLC, as a Lead Arranger
By:
Name:
Title:
CITIBANK, N.A., individually and as an Initial Fronting Bank, a Swing Line Bank and the Syndication Agent

By:	Name: Title:
CITIGROUP GLOBAL MARKETS INC., as a Lead Arranger

By:	Name: Title:
PNC BANK, NATIONAL ASSOCIATION, individually and as a Documentation Agent and Lead Arranger

By:	Name: Title:

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WELLS FARGO BANK, N.A., individually and as a Documentation Agent

By:	Name: Title:
WELLS FARGO SECURITIES, LLC, as a Lead Arranger

By:	Name: Title:
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually and as a Documentation Agent and Lead Arranger

By:	Name: Title:
COBANK, ACB, individually and as a Co-Documentation Agent and Lead Arranger

By:	Name: Title:
LENDERS
________________________, as a Lender

By:	Name: Title:

By:	Name: Title:

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EXHIBIT A
FORM OF REVOLVING BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below,
383 Madison Ave
New York, New York 10179
[Date]
Attention: [____________]
Ladies and Gentlemen:
The undersigned, [Weyerhaeuser Company][Weyerhaeuser Real Estate Company] (the “Borrower”), refers to the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.02(e) of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day) __________________

(B)	Principal Amount of Borrowing __________________

(C)	Interest rate basis __________________

(D)	Interest Period and the last day thereof __________________

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Upon acceptance of any or all of the Revolving Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement have been satisfied.
Very truly yours,

WEYERHAEUSER COMPANY,
as Borrower,

By: _______________________________
Name:
Title:
WEYERHAEUSER REAL ESTATE COMPANY,
as Borrower

By: _______________________________
Name:
Title:

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EXHIBIT B
FORM OF ADMINISTRATIVE QUESTIONNAIRE
Weyerhaeuser Company

Agent Address:	JPMorgan Chase Bank, N.A.	Closing Contact:	Leslie D Hill, Loan and Agency Services
	Loan and Agency Services	Telephone:	(716,068)
	1111 Fannin Street, 10th Fl.	Facsimile:	(719,734)
	Houston, TX 77002	E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Tax ID Number:
Signature Block Information:

●	Signing Credit Agreement	Yes	No

●	Coming in via Assignment	Yes	No

Type of Lender:
Bank ٱ Asset Manager ٱ Broker/Dealer ٱ CLO/CDO ٱ Finance Company ٱ Hedge Fund ٱ Insurance ٱ Mutual Fund ٱ Pension Fund ٱ Other Regulated Investment Fund ٱ Special Purpose Vehicle ٱ Other-please specify) ٱ
Lender Parent:

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Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

Primary Credit Contact	Secondary Credit Contact
Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Credit Contact	Secondary Credit Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Bid Contact	L/C Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

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Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

Bank Name:	JPMorgan Chase Bank, N.A.
ABA/Routing No.:	21000021
Account Name:	Loan Processing Dept.
Account No.:	9008113381H0632
FFC Account Name:
FFC Account No.:
Attention:	Loan Operations
Reference:

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Tax Documents

NON-U.S. LENDER INSTITUTIONS:
I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

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EXHIBIT C
[FORM OF]
ASSIGNMENT AND ACCEPTANCE
Reference is made to the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 (the “Credit Agreement”), among Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser Real Estate Company (“WRECO,” together with Weyerhaeuser, the “Borrowers” and each, individually, a “Borrower”), the lenders party thereto from time to time (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent. Terms defined in the Credit Agreement are used herein with the same meanings.
1.    The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the Schedule attached hereto, the interests set forth on the Schedule attached hereto (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the Schedule attached hereto in the Commitment of the Assignor on the Effective Date and the Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the Schedule attached hereto of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby agrees to be bound by Section 9.04 of the Credit Agreement, a copy of which has been received by each such party and the Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any lien or adverse claim. From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interest assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
2.    This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.17(g) and (j) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $3,500.
3.    This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

(98)

Date of Assignment:	_______________________

(99)

(100)

The terms set forth above and on the Schedule attached hereto are hereby agreed to:
__________________________, as Assignor,
By:    _________________________________
Name:
Title:
__________________________, as Assignee,
By:    _________________________________
Name:
Title:

Accepted:
JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Swing Line Bank and a Fronting Bank
By:    _________________________________
Name:
Title:
CITIBANK, N.A., as Syndication Agent, a Swing Line Bank and a Fronting Bank
By:    ________________________________
Name:
Title:
[WEYERHAEUSER COMPANY],
as Borrower
By:    _________________________________
Name:
Title:
[WEYERHAEUSER REAL ESTATE COMPANY], as Borrower
By:    _________________________________
Name:
Title:

[Add other consents, if required pursuant to Section 9.04(b)]

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EXHIBIT C
Schedule to Assignment and Acceptance

Legal Name of Assignor:	_________________________

Legal Name of Assignee:	_________________________

Assignee’s Address for Notices:	_________________________

Effective Date of Assignment (may not be fewer than 5 Business Days after the Date of Assignment, unless waived by the Administrative Agent):	_________________________

Facility	Principal Amount Assigned	Percentage Assigned of Commitment thereunder (set forth, to at least 8 decimals) as a percentage of the aggregate Commitments of all Lenders thereunder
Loans:	$	%
Commitments:	$	%
Fees Assigned (if any):	$	%

(102)

EXHIBIT D-1
FORM OF CERTIFICATION OF FINANCIAL STATEMENTS FOR WEYERHAEUSER
This is to certify that the consolidated statements attached hereto required by Section 5.04 of the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 by and among Weyerhaeuser Company, Weyerhaeuser Real Estate Company, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement), fairly present the financial position and results of operations of Weyerhaeuser Company and its consolidated Subsidiaries as of _________, 20__ and for the period then ended on a consolidated basis in accordance with GAAP consistently applied except as noted therein.
Dated: __________________, 20__
WEYERHAEUSER COMPANY

By	_________________________ Name: Title:

(103)

EXHIBIT D-2
FORM OF CERTIFICATION OF FINANCIAL STATEMENTS FOR WRECO
This is to certify that the consolidated statements attached hereto required by Section 5.04 of the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 by and among Weyerhaeuser Company, Weyerhaeuser Real Estate Company, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement), fairly present the financial position and results of operations of Weyerhaeuser Real Estate Company and its consolidated Subsidiaries as of ____________, 20__ and for the period then ended on a consolidated basis in accordance with GAAP consistently applied except as noted therein.
Dated: ____________, 20__
WEYERHAEUSER REAL ESTATE COMPANY

By	__________________________________ Name: Title:

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EXHIBIT D-3
FORM OF COMPLIANCE CERTIFICATE FOR WEYERHAEUSER
THE UNDERSIGNED HEREBY CERTIFY THAT:
(i)    We are the duly elected ____________ and ____________ of Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”);
(ii)    We have reviewed the terms of the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011, by and among Weyerhaeuser, WRECO, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement), and we have made, or have caused to be made under our supervision, a detailed review of the transactions and conditions of Weyerhaeuser and its Subsidiaries during the accounting period covered by the attached financial statements; and
(iii)    [No Event of Default or Default has occurred.] [An Event of Default or Default has occurred. [If so, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.]]
Describe below (or in a separate attachment to this Officers’ Certificate) the exceptions, if any, to paragraph (iii) by listing, in detail, the nature of the condition or event and the period during which it has existed:
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Officers’ Certificate in support hereof, are made and delivered this _____ day of ____________, 20__ pursuant to Subsection 5.04(c) of the Credit Agreement.
Dated: ____________, 20__            WEYERHAEUSER COMPANY

By	__________________________________ Name: Title:

By	__________________________________ Name: Title:

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ATTACHMENT NO. 1 TO
COMPLIANCE CERTIFICATE FOR
WEYERHAEUSER COMPANY AND RESTRICTED SUBSIDIARIES
COMPLIANCE WITH COVENANTS
AS OF ____________, 20__
($000’s Omitted Except Ratio Amounts)

Section 6.01(d) - Debt Ratio as of _________, 20__
1.    Total Funded Indebtedness:

a.	Short Term Indebtedness (inclusive of Notes Payable and Commercial Paper)

b.	Current Maturities of Long Term Indebtedness and Capital Lease Obligations

c.	Long Term Indebtedness:

(1)	Senior Long Term Indebtedness

(2)	Capital Lease Obligations

(3)	Subordinated Indebtedness
Total Long Term Indebtedness (1+2+3)

d.	Indebtedness of Unrestricted Subsidiaries

e.	Indebtedness of WRECO and its consolidated Subsidiaries
f.    Other Indebtedness

Total Funded Indebtedness (a+b+c-d-e+f)
2.    Total Adjusted Shareholders’ Interest:

g.	Preferred, Preference and Common Shares

h.	Other Capital and Retained Earnings (plus or minus)

i.	Treasury Stock

j.	Investments in Unrestricted Subsidiaries

k.	Investments by Weyerhaeuser and its consolidated Subsidiaries in WRECO and its consolidated Subsidiaries

l.	Adjustment related to impact of Accounting Standards Codification Topic 715
Total Adjusted Shareholders’ Interest (g+h*-i-j-k+l*)
3.    Total Capitalization (1+2)

4.    Actual Debt Ratio (1/3)

Required Debt Ratio    65%

Section 6.01(e) – Net Worth as of _________, 20__

Total Adjusted Shareholders’ Interest (See item 2 above)

Required Total Adjusted Shareholders’ Interest    $[         ]

*Adjustments pursuant to h and l may be negative or positive.

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EXHIBIT D-4
FORM OF COMPLIANCE CERTIFICATE FOR WRECO
THE UNDERSIGNED HEREBY CERTIFY THAT:
(i)    We are the duly elected __________________ and __________________ of Weyerhaeuser Real Estate Company, a Washington corporation (“WRECO”);
(ii)    We have reviewed the terms of the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011, by and among Weyerhaeuser, WRECO, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement), and we have made, or have caused to be made under our supervision, a detailed review of the transactions and conditions of WRECO and its Subsidiaries during the accounting period covered by the attached financial statements; and
(iii)    [No Event of Default or Default has occurred.] [An Event of Default or Default has occurred. [If so, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.]]
Describe below (or in a separate attachment to this Officers’ Certificate) the exceptions, if any, to paragraph (iii) by listing, in detail, the nature of the condition or event and the period during which it has existed:
_____________________________________________________________________________
_____________________________________________________________________________
The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Officers’ Certificate in support hereof, are made and delivered this ____ day of ________, 20__ pursuant to Subsection 5.04(c) of the Credit Agreement.
Dated: __________, 20__            WEYERHAEUSER REAL ESTATE COMPANY

By	__________________________________ Name: Title:

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By	__________________________________ Name: Title:

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ATTACHMENT NO. 1 TO
COMPLIANCE CERTIFICATE FOR WEYERHAEUSER REAL ESTATE COMPANY
WEYERHAEUSER REAL ESTATE COMPANY AND RESTRICTED SUBSIDIARIES
COMPLIANCE WITH COVENANTS
AS OF ____________, 20__
($000’s Omitted)
Section 6.02(a) - Capital Base as of ___________
1.    Adjusted Net Worth:

a.	Capital Stock (less treasury stock) ______

b.	Surplus and Retained Earnings ______

c.	Intangible Assets ______

d.	Minority Interests ______

e.	Investments in Unrestricted Subsidiaries ______

f.	Investments in joint ventures,
partnerships, etc.     ______

Adjusted Net Worth (a+b-c-d-e-f)
2.    WRECO/Weyerhaeuser Subordinated Debt:

a.	Subordinated Promissory Notes issued to Weyerhaeuser Company _______
3.    Capital Base (1 + the lesser of 1 and 2)
Required Capital Base    $100,000

(109)

EXHIBIT E
FORM OF SUBORDINATED DEBT
WEYERHAEUSER REAL ESTATE COMPANY
Subordinated Promissory Note
$________________
FOR VALUE RECEIVED, the undersigned, WEYERHAEUSER REAL ESTATE COMPANY, a Washington corporation (the “Company”), promises to pay to WEYERHAEUSER COMPANY, on ____________, ____, at the office of the Company in Federal Way, Washington, the principal sum of __________________________ ($_________) and to pay interest on the unpaid balance of such principal sum at said office at the rate of _________ percent (__%) per annum from the date hereof, payable monthly on the last day of each month in each year, until said principal sum is fully paid.
This Note is one of a series of Subordinated Promissory Notes of the Company, all of which are identical except as to date, amount and maturity date, from time to time issued and sold by the Company to Weyerhaeuser Company; this Note and said subordinated Promissory Notes are hereinafter sometimes collectively referred to as “Subordinated Notes”.
Subject to the following provisions hereof, this Note may be prepaid at any time by the Company without premium.
Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note and all other Subordinated Notes shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all other indebtedness of the Company for money borrowed (including, without limiting the generality of the foregoing, (i) its Medium-Term Notes, Series D (the Series D Medium-Term Notes) issued and to be issued from time to time under the Agency Agreement dated as of April 24, 2001, between the Company, Weyerhaeuser Company, and the Chase Manhattan Bank, (ii) its Medium-Term Notes, Series E (the Series E Medium-Term Notes) issued and to be issued from time to time under the Agency Agreement dated as of August 21, 2002, between the Company, Weyerhaeuser Company, and JPMorgan Chase Bank, N.A. and (iii) all indebtedness and other amounts owing pursuant to the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Company, Weyerhaeuser Company, JPMorgan Chase Bank, N.A., Citibank, N.A. and the lenders referred to therein, all such indebtedness to which this Note is subordinate and junior being hereinafter referred to as “Prior Debt” and the governing loan documents being hereinafter referred to as the “Prior Debt Instruments”), as follows:
(i)    In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company, or the proceeds thereof, to creditors of the Company or upon any indebtedness of the Company occurring by reason of liquidation, dissolution or other winding up of the Company or by reason of any execution, sale, receivership, insolvency or bankruptcy proceedings or other proceedings for the reorganization or readjustment of

(110)

the Company or its debts or properties, then in any such event such Prior Debt shall be preferred in payment over the Subordinated Notes and such Prior Debt shall be first paid and satisfied in full, in accordance with the order of priority of payment established by any applicable provisions thereof and by any instruments whereunder any Prior Debt is issued, before any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities the payment of which is subordinated to said Prior Debt to the same extent as herein provided), shall be made on or in respect of principal or interest of the Subordinated Notes; and in any such event any such payment, dividend or distribution (other than in securities the payment of which is also subordinated as aforesaid) which shall be made upon or in respect thereof shall be paid over to the holders of such Prior Debt, pro rata, for application on such Prior Debt in accordance with the order of priority of payment established by any applicable provisions thereof and by any instrument whereunder any Prior Debt is issued, until said Prior Debt has been fully paid.
(ii)    Without limiting the foregoing, during the continuance of any default in payment of principal, sinking fund, interest or premium, if any, on any Prior Debt, no payment of principal or interest shall be made on or with respect to the indebtedness evidenced by any Subordinated Note, or any renewals or extensions thereof, and the holder or holders of any Subordinated Notes shall not be entitled to receive or retain any such payment made during the continuance of any such default.
(iii)    Also without limiting the foregoing, the Company shall not make, and the holder or holders of any Subordinated Notes shall not be entitled to receive or retain, any payment of principal or interest on the Subordinated Notes (whether such payment is made directly or indirectly through the redemption, purchase or other acquisition of Subordinated Notes by or for the benefit of the Company), if at the time of any such payment and after giving effect thereto, an Event of Default (as that term is defined in any of the Prior Debt Instruments), is then continuing, or if any event has occurred which, with the lapse of time or the giving of notice, or both, will become such an Event of Default under any of the Prior Debt Instruments.
(iv)    No right of any present or future holder of any Prior Debt to enforce subordination as herein provided for shall at any time be breached or impaired by any failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants hereof or of said Prior Debt, regardless of any knowledge thereof that any holder of Prior Debt may have or be otherwise charged with. Without limiting the foregoing the holder or holders of said Prior Debt may receive and hold collateral for the payment of such Prior Debt, may make substitutions and releases of collateral or any part thereof, whether or not such holder or holders receive any consideration therefor; may grant renewals or extensions of time for the payment of installments of said Prior Debt or any part thereof, and take renewal notes or other instruments to evidence the same; and no action or non-action taken or omitted to be taken in respect of the foregoing matters or any of them by any holder or holders of Prior

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Debt at any time or from time to time shall invalidate or impair the subordination herein provided for.
WEYERHAEUSER REAL ESTATE COMPANY

By	____________________________________ Its Vice President and Treasurer

(112)

EXHIBIT F
FORM OF PROMISSORY NOTE
New York, New York
[____________, ____]
FOR VALUE RECEIVED, [WEYERHAEUSER COMPANY, a Washington corporation] [WEYERHAEUSER REAL ESTATE COMPANY, a Washington corporation] (the “Borrower”), hereby promises to pay to the order of [__________________________________] (the “Lender”), at the office of JPMorgan Chase Bank, N.A. (the “Agent”), at 383 Madison Avenue, New York, New York 10179 on the Termination Date as defined in the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, [Weyerhaeuser Company, a Washington corporation] [Weyerhaeuser Real Estate Company, a Washington corporation], the Lenders, the Swing Line Banks and the Fronting Banks named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the Credit Agreement.
The Borrower promises to pay interest, on demand, on any overdue principal of its borrowings and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.
The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest with respect to the Borrower’s borrowings in accordance with the terms of this Note and the Credit Agreement.

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This Note is one of the promissory notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for mandatory and, in certain circumstances, optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[WEYERHAEUSER COMPANY] [WEYERHAEUSER REAL ESTATE COMPANY]

By	_______________________________ Name: Title:
Loans and Payments

Amount and Type of Loan	Interest Period	Principal	Unpaid Interest	Name of Principal Balance of Note	Person Making Notation

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Exhibit G

FORM OF SWING LINE BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent for
the Lenders referred to below,
383 Madison Avenue
New York, New York 10179

Swing Line Banks
[Address of Swing Line Banks]

[Date]
Attention: [_________]

Ladies and Gentlemen:

        The undersigned, Weyerhaeuser Company (the “Borrower”), refers to the $1,000,000,000 Revolving Credit Facility Agreement dated as of June 2, 2011 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Bank and an Initial Fronting Bank, Citibank, N.A., as the Syndication Agent, a Swing Line Bank and an Initial Fronting Bank, PNC Bank, National Association, Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and CoBank, ACB, as Co-Documentation Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.20(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day) __________________

(B)	Principal Amount of Borrowing[1] __________________

(C)	Maturity Date of Borrowing[2] __________________
_______________________________

[1]
Not less than $1,000,000 and in integral multiples of $100,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Commitments, but, in any case not to exceed, in the aggregate with any other Swing Line Loans outstanding, $20,000,000).

2    No later than the seventh day after the requested date of such Borrowing.

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Upon acceptance of any or all of the Swing Line Loans offered by the Swing Line Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement have been satisfied.

                    Very truly yours,

                    WEYERHAEUSER COMPANY]
                    as Borrower,

By: ________________________
                    Name:
                    Title: [Responsible Officer]

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Schedule 2.01
COMMITMENTS OF THE LENDERS
Institution    Commitment

CoBank ACB	$185,000,000.00
JPMorgan Chase Bank, N.A.	$63,500,000.00
Citibank, N.A.	$63,500,000.00
PNC Bank, National Association	$63,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$63,500,000.00
Wells Fargo Bank, N.A.	$63,500,000.00
Deutsche Bank AG New York Branch	$53,500,000.00
Goldman Sachs Bank USA	$53,500,000.00
Morgan Stanley Bank, N.A.	$53,500,000.00
Bank of America, N.A.	$42,400,000.00
BNP Paribas	$42,400,000.00
Canadian Imperial Bank of Commerce	$42,400,000.00
The Bank of New York Mellon	$42,400,000.00
The Bank of Nova Scotia	$42,400,000.00
AgFirst Farm Credit Bank	$25,000,000.00
Australia and New Zealand Banking Group Limited	$25,000,000.00
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch	$25,000,000.00
Sumitomo Mitsui Banking Corporation	$25,000,000.00
U.S. Bank National Association	$25,000,000.00

Total Commitments    $1,000,000,000

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Schedule 3.08 Part I

WEYERHAEUSER COMPANY AND SUBSIDIARIES

Percentage
State or    Ownership of
Country of    Immediate
Name     Incorporation    Parent

Ouachita Timberlands LLC    Arkansas    100
Weyerhaeuser NR Company    Washington    100
Jasmine Forests, LLC*    Delaware    100
Jewel Forests, LLC*    Delaware    100
North Pacific Paper Corporation*    Delaware    50
Norpac Resources LLC    Delaware    100
ver Bes’ Insurance Company     Vermont    100
Westwood Shipping Lines, Inc.    Washington    100
Weyerhaeuser Asset Management LLC    Delaware    100
Weyerhaeuser Biofuels LLC    Washington    100
Catchlight Energy LLC*    Delaware    50
Weyerhaeuser Employment Services Company    Washington    100
Weyerhaeuser EU Holdings, Inc.    Delaware    100
Weyerhaeuser Poland sp. z o.o.    Poland    100
Weyerhaeuser Solutions, Inc.    Washington    100
Weyerhaeuser Solutions Brazil LLC    Washington    100
Weyerhaeuser Solutions China LLC    Washington    100
Weyerhaeuser Global Finance Company    Oregon    100
Weyerhaeuser International, Inc.     Washington    100
Weyerhaeuser (Asia) Limited     Hong Kong    100
Weyerhaeuser Brasil Participações Ltda.    Brazil    100
Aracruz Produtos de Madeira S.A.    Brazil    66-2/3
Weyerhaeuser China, Ltd.    Washington    100

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Weyerhaeuser Company Limited    Canada    100
317298 Saskatchewan Ltd.    Saskatchewan    100
Weyerhaeuser (Annacis) Limited    British Columbia    100
Weyerhaeuser (Barbados) SRL    Barbados    100
Weyerhaeuser (St. Michael) SRL    Barbados    100
Weyerhaeuser (Carlisle) Ltd.    Barbados    100
Camarin Limited    Barbados    100
Weyerhaeuser Services Limited    British Columbia    100
Weyerhaeuser International Holdings Limited    British Virgin Islands    100
Colonvade S.A.    Uruguay    100
Vandora S.A.    Uruguay    100
Weyerhaeuser Productos, S.A.    Uruguay    100
Weyerhaeuser Holdings Limited    British Columbia    100
Weyerhaeuser (Hong Kong) Limited    Hong Kong    100
Weyerhaeuser Forestry (Hong Kong) Limited    Hong Kong    100
Fujian Yong Hui Forestry Co., Ltd.*    China    51
Weyerhaeuser Forestry (Xiamen) Co., Ltd.    China    100
Weyerhaeuser Japan Ltd.     Japan    100
Weyerhaeuser Japan Ltd.    Delaware    100
Weyerhaeuser Korea Ltd.     Korea    100
Weyerhaeuser New Zealand Holdings Inc.    New Zealand    100
Nelson Forest Products Company    New Zealand    100
Weyerhaeuser Products Limited    United Kingdom    100
Weyerhaeuser Taiwan Ltd.    Delaware    100
Weyerhaeuser (Mexico) Inc.    Washington    100
Weyerhaeuser Real Estate Company*    Washington    100
Maracay Homes, LLC*    Arizona    100
Maracay 56, LLC*    Arizona    100
Maracay 63rd, LLC*    Arizona    100

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Maracay 91, LLC*    Arizona    100
Maracay 95, LLC*    Arizona    100
Maracay 118, LLC*    Arizona    100
Maracay 2011, LLC*    Arizona    100
Maracay Asher Hills, LLC*    Arizona    100
Maracay Bethany Estates, LLC*    Arizona    100
Maracay Bethany Estates II, LLC*    Arizona    100
Maracay Brooks, LLC*    Arizona    100
Maracay Construction, LLC*    Arizona    100
Maracay Cooper Ranch, LLC*    Arizona    100
Maracay Cotton Commons, LLC*    Arizona    100
Maracay Desert Parks, LLC*    Arizona    100
Maracay Dobbins, LLC*    Arizona    100
Maracay Landmark, LLC*    Arizona    100
Maracay Ocotillo Landing, LLC*    Arizona    100
Maracay Palm Valley, LLC*    Arizona    100
Maracay Parks, LLC*    Arizona    100
Maracay Preserve, LLC*    Arizona    100
Maracay Rancho, LLC*    Arizona    100
Maracay Rancho Sahuarita, LLC*    Arizona    100
Maracay Realty, LLC*    Arizona    100
Maracay Rio Rancho, LLC*    Arizona    100
Maracay San Tan, LLC*    Arizona    100
Maracay Sienna Manor, LLC*    Arizona    100
Maracay Sienna Vista, LLC*    Arizona    100
Maracay Sonoran Foothills, LLC*    Arizona    100
Maracay Sonoran Mountain, LLC*    Arizona    100
Maracay Southshore, LLC*    Arizona    100
Maracay Stonefield, LLC*    Arizona    100

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Maracay Thunderbird, LLC*    Arizona    100
Maracay Trails, LLC*    Arizona    100
Maracay Villas Boulders, LLC*    Arizona    100
Maracay Vistancia, LLC*    Arizona    100
Maracay Vistancia II, LLC*    Arizona    100
Maracay WH, LLC*    Arizona    100
Maracay White Tanks, LLC*    Arizona    100
MH Financial Services, LLC*    Arizona    100
Pardee Homes*    California    100
Las Positas Land Co.*     California    100
Marmont Realty Company*     California    100
Pardee Homes of Nevada*     Nevada    100
Pardee Coyote Holdings I, LLC*    Nevada    100
The Quadrant Corporation*     Washington    100
Trendmaker Homes, Inc.*    Texas    100
Texas Casual Cottages, LLC*    Texas    100
Weyerhaeuser Realty Investors, Inc.*     Washington    100
Winchester Homes, Inc.*     Delaware    100
Cabin Branch Commons, LLC*    Maryland    100
Weyerhaeuser Real Estate Development Company     Washington    100
WREDCO I LLC    Delaware    100
WREDCO II LLC    Delaware    100
Weyerhaeuser SC Company    Washington    100
WFS II LLC            Delaware    100
Weyerhaeuser Financial Investments, Inc.    Nevada    100
WY Carolina Holdings, LLC*    Delaware    100
WY Georgia Holdings 2004 LLC*    Delaware    100
WY Tennessee Holdings, LLC*    Delaware    100
Weyerhaeuser Uruguay S.A.    Uruguay    100

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* Unrestricted Subsidiary

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Schedule 3.08 Part II

WEYERHAEUSER REAL ESTATE COMPANY AND SUBSIDIARIES
Percentage
State or    Ownership of
Country of    Immediate
Name     Incorporation    Parent

Weyerhaeuser Real Estate Company    Washington    100
Maracay Homes, LLC    Arizona    100
Maracay 56, LLC    Arizona    100
Maracay 63rd, LLC    Arizona    100
Maracay 91, LLC    Arizona    100
Maracay 95, LLC    Arizona    100
Maracay 118, LLC    Arizona    100
Maracay 2011, LLC    Arizona    100
Maracay Asher Hills, LLC    Arizona    100
Maracay Bethany Estates, LLC    Arizona    100
Maracay Bethany Estates II, LLC    Arizona    100
Maracay Brooks, LLC    Arizona    100
Maracay Construction, LLC    Arizona    100
Maracay Cooper Ranch, LLC    Arizona    100
Maracay Cotton Commons, LLC    Arizona    100
Maracay Desert Parks, LLC    Arizona    100
Maracay Dobbins, LLC    Arizona    100
Maracay Landmark, LLC    Arizona    100
Maracay Ocotillo Landing, LLC    Arizona    100
Maracay Palm Valley, LLC    Arizona    100
Maracay Parks, LLC    Arizona    100
Maracay Preserve, LLC    Arizona    100
Maracay Rancho, LLC    Arizona    100
Maracay Rancho Sahuarita, LLC    Arizona    100

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Maracay Realty, LLC    Arizona    100
Maracay Rio Rancho, LLC    Arizona    100
Maracay San Tan, LLC    Arizona    100
Maracay Sienna Manor, LLC    Arizona    100
Maracay Sienna Vista, LLC    Arizona    100
Maracay Sonoran Foothills, LLC    Arizona    100
Maracay Sonoran Mountain, LLC    Arizona    100
Maracay Southshore, LLC    Arizona    100
Maracay Stonefield, LLC    Arizona    100
Maracay Thunderbird, LLC    Arizona    100
Maracay Trails, LLC    Arizona    100
Maracay Villas Boulders, LLC    Arizona    100
Maracay Vistancia, LLC    Arizona    100
Maracay Vistancia II, LLC    Arizona    100
Maracay WH, LLC    Arizona    100
Maracay White Tanks, LLC    Arizona    100
MH Financial Services, LLC    Arizona    100
Pardee Homes        California    100
Las Positas Land Co.     California    100
Marmont Realty Company     California    100
Pardee Homes of Nevada     Nevada    100
Pardee Coyote Holdings I, LLC    Nevada    100
The Quadrant Corporation     Washington    100
Trendmaker Homes, Inc.    Texas    100
Texas Casual Cottages, LLC    Texas    100
Weyerhaeuser Realty Investors, Inc.     Washington    100
Winchester Homes, Inc.     Delaware    100
Cabin Branch Commons, LLC    Maryland    100

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Schedule 9.01
ADDRESSES FOR NOTICES TO THE BANK

Name of Bank	Domestic and Eurodollar Lending Offices
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A. Loan and Agency Services 1111 Fannin, Floor 10, Houston TX 77002 Attn: Leslie D Hill, Loan and Agency Services T: (713) 750-2318 F: (713) 427-6307
With copy to:
JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th fl New York, NY 10179 Attn: Ms. Gitanjali Pundir T: (212) 270-5894 F: (212) 270-5100
Citibank, N.A.	Citibank, N.A. 388 Greenwich Street, 34th Floor New York NY 10019 Attn: Paul Burroughs T: (212) 816-5053 F: (646) 291-1742

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